Exhibit 10.5

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

AMONG

CHASE PARK PLAZA HOTEL, LLC,

a Delaware limited liability company,

and

CPPH, LLC,

a Delaware limited liability company,

AS SELLER

AND

HOSPITALITY PROPERTIES TRUST,

a Maryland real estate investment trust,

AS BUYER

As of March 16, 2017

FOR

THE CHASE PARK PLAZA HOTEL

212-232 N. Kingshighway Blvd., St. Louis, Missouri

i

TABLE OF CONTENTS (cont.)

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TABLE OF CONTENTS (cont.)

		Page

10.23	Joint and Several Liability	51
10.24	Waiver Of Jury Trial	51
10.25	Exculpation of Trustees	51
10.26	Survival	52

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PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

This PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (as it may be amended from time to time, this “Agreement”) is made as of March 16, 2017 (the “Effective Date”), by and among CHASE PARK PLAZA HOTEL, LLC, a Delaware limited liability company (“Owner”), CPPH, LLC, a Delaware limited liability company (“Owner’s Tenant”), as sellers (jointly and severally, “Seller”), and HOSPITALITY PROPERTIES TRUST, a Maryland real estate investment trust, as buyer (“Buyer”).

WITNESSETH:

A.          Seller is the owner of the Property (defined below). The Real Property (defined below) is located in St. Louis, Missouri.

B.          Seller desires to sell the Property to Buyer and Buyer desires to purchase the Property from Seller, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Buyer and Seller agree as follows:

Article I

PURCHASE AND SALE

1.1	Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following:

(a)          the real property located at 212-232 N. Kingshighway Boulevard, St. Louis, Missouri 63108, as more particularly described in Schedule 1.1(a) attached hereto, together with all of the right, title and interest of Seller pertaining to such real property, including, without limitation, any appurtenant rights thereto (the “Land”);

(b)          the buildings, structures, fixtures and other improvements on the Land, including, without limitation, that certain hotel commonly known as “The Chase Park Plaza” (the “Hotel”), including, without limitation, the meeting facilities, conference rooms, banquet rooms, parking facilities, office space, movie theater, retail space, pool, and outdoor patio space located on the Land (the “Improvements”);

(c)          all tangible personal property owned by Seller and located upon the Land or within the Improvements and used solely in connection with the ownership or operation of the Land and Improvements, including, without limitation, appliances, furniture, furnishings, equipment, carpeting, draperies and curtains, tools and supplies, decorations, china, glassware, linens, silver, utensils, all vehicles (if any), and other items of personal property (excluding cash and deposit accounts) in all cases subject to (i) depletion, resupply, substitution, replacement and disposition in the ordinary course of business and (ii) the provisions of subparagraph (g) below and the provisions of Section 4.4.7 regarding unopened inventories, but specifically excluding all personal property listed on Schedule 1.1(c) attached hereto and any other property owned by Seller’s Manager (defined below), guests, employees, tenants, residents or other persons furnishing goods or services to the Hotel or leasing space within the Hotel, if any (the “Excluded Personal Property”) (the included property set forth in this Section 1.1(c) being herein referred to collectively as the “Personal Property”);

(d)          subject to Section 4.4 below, all contracts or reservations for the use of guest rooms, conference facilities, meeting rooms or other facilities of the Hotel (“Bookings”) related to periods from and after the Closing Date and any deposits held by Seller in connection with the Bookings;

(e)          all assignable contracts and agreements (collectively, the “Service Contracts”) relating to the upkeep, repair, maintenance or operation of the Land, the Improvements or the Personal Property or other property used in connection with the operation of the Hotel, including without limitation the agreements which are (i) listed on Schedule 1.1(e)-1 attached hereto, but excluding the Seller’s Management Agreement (defined below) and any Service Contracts that are terminated on or before Closing (as defined below) pursuant to the terms of this Agreement, (ii) listed on Schedule 1.1(e)-2 (the “Equipment Leases”), (iii) subject to the foregoing clause (i), included in the E-Room (defined below) or which Seller has otherwise identified to Buyer in writing at least five (5) business days prior to expiration of the Inspection Period (defined below), or (iv) entered into after the Effective Date and which Seller is permitted to enter into under the terms of this Agreement or which Seller’s Manager enters into pursuant to the terms of the Seller’s Management Agreement;

(f)          (i) all assignable existing warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the Personal Property; (ii) all transferable names, marks, logos and designs owned by Seller and used in the operation or ownership of the Land, the Improvements or the Personal Property or any part thereof, if any, including, without limitation, the name "The Chase Park Plaza", and all derivatives and cognates thereof and any logos or other identification or trademarks relating thereto (and Buyer acknowledges that (1) that the name "The Chase Park Plaza" may not be subject to a trademark filing and it is used by both the hotel and the residential portion of the Property, and (2) Seller expressly disclaims any representation or warranty, express or implied, regarding (A) ownership, right to use or registration of any names, marks, logos, designs or other intellectual property, or (B) whether use of any intellectual property violates any ownership or other rights of any third parties); (iii) all transferable licenses and permits (“Licenses and Permits”) owned or held by or on behalf of Seller and used in or relating to the ownership, occupancy or operation of the Land, the Improvements or the Personal Property or any part thereof (other than the existing liquor license, an assignment of which Buyer shall be obligated to obtain at its sole cost), subject to Buyer’s compliance with any limitations or restrictions on transfer or assignment of any computer-related materials or software which are contained in any license or similar agreement; and (iv) to the extent owned by Seller, all other intangible property used in connection with the Real Property or the Personal Property, including, without limitation, all assignable telephone numbers, post office boxes, signage rights, utility and development rights and privileges, general intangibles, business records, site plans, surveys, environmental and other physical reports, plans and specifications pertaining to the Land and the Personal Property (collectively, the “Intangibles”);

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(g)          subject to Section 4.4.7 below, (i) all food and beverages (subject to any applicable legal restrictions pertaining to the sale or transfer of food or beverages) at the Hotel; (ii) inventory held for sale to Hotel guests and others, if any, in the ordinary course of business including all opened and unopened retail inventory in any area at the Hotel conducting retail sales (collectively, “Retail Inventory”); (iii) engineering, maintenance and housekeeping supplies, including soap and cleaning materials, fuel and materials; (iv) stationery and printing items and supplies located on the Real Property (defined below) and used solely in connection with the operation of the Hotel; and (v) other supplies of all kinds, whether used, unused or held in reserve storage for future use in connection with the maintenance and operation of the Land, the Improvements or the Personal Property, in each case to the extent located at or en route to the Hotel and subject to depletion, resupply, substitution, replacement and disposition in the ordinary course of business (all of the foregoing being referred to herein as the “Consumable Inventory” and, to the extent contained in unopened boxes, bottles, jars or containers of any type (including, without limitation, any food items in original packaging for sale) as of the Closing Date (defined below), together with all unopened packages of china, glass, silver and linens, shall collectively be referred to in this Agreement as the “Unopened Inventory”);

(h)          all leases for the occupancy of space at the Hotel together with any guarantees thereof or any other forms of security provided in connection therewith (collectively, the “Leases”) in effect as of Closing Date and that are (i) listed and described on Schedule 1.1(h) attached hereto and made a part hereof, if any, and/or (ii) entered into after the Effective Date and which Seller is permitted to enter into under the terms of this Agreement or which Seller’s Manager enters into under the terms of the Seller’s Management Agreement, including any deposits relating to such Leases held by Seller and not applied to the tenant’s obligations as of the Closing Date. For purposes of this Agreement, the term “Leases” does not include Bookings or the TRS Lease;

(i)          all accounts receivable of the Hotel and all related operations which are outstanding as of the Closing Date (collectively, the “Receivables”) (with such Receivables to be purchased by Buyer at Closing as set forth in Section 4.4.4(c), the amount of which is not included in the Purchase Price); and

(j)          files and records in Seller’s possession or reasonable control (including but not limited to all files and records relating to the Hotel and the development, operation, management, maintenance, repair, marketing and promotion thereof, such as financial records and statements, maintenance records, building plans, specifications and drawings, group and individual guest history records and all reservation and booking records for rooms and meeting space, regardless of whether such files and records are stored in paper form, on computer hard drive, computer disk, CD Rom, DVD or other medium), other than Seller’s internal analyses with respect to the Property and/or such other documents and information that Seller reasonably deems to be confidential or proprietary (including, without limitation, appraisals).

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1.2	Property Defined.

(a)          The Land and the Improvements are sometimes collectively referred to herein as the “Real Property” and the Real Property, the Personal Property, the Bookings, the Service Contracts, the Intangibles, the Consumable Inventory, the Leases that are in effect as of the Closing and the Receivables are hereinafter sometimes referred to collectively as the “Property”; provided that, the Purchase Price does not include, and adjustments shall be made with respect to, the Receivables, the Retail Inventory, the Unopened Inventory and the other adjustment items described in Section 4.4 below.

(b)          Notwithstanding anything to the contrary in Section 1.1 or Section 1.2(a) above, the following items are expressly excluded from the Property:

(i)          Except for deposits expressly included in Section 1.1 above, and except as otherwise expressly provided in this Agreement, all cash on hand or on deposit in any house bank, operating account or other account or reserve maintained in connection with the Hotel (including, without limitation, any reserves held by or for the benefit of any lender or Seller’s Manager); the Parties agree that the reserves maintained in connection with any condominium regime affecting the Real Property are not part of the Property, but they will remain in place unaffected by this Agreement and the transaction contemplated hereby;

(ii)         The Excluded Personal Property;

(iii)        Any insurance policies related to the Property, including, without limitation, general liability, operational liability, business interruption, fire and casualty policies and all proceeds and claims thereunder; provided, however, such exclusion shall not operate to impair or otherwise limit the rights and obligations of the parties under Article VII hereof;

(iv)        Any refunds (including, without limitation, refunds of real estate taxes) attributable to the period prior to the Closing Date (except to the extent that such refunds may be payable to any tenants under Leases);

(v)         Any tangible or intangible property (including, without limitation, fixtures, personal property or intellectual property) owned by (A) the supplier, vendor, licensor, lessor or other party under any Service Contracts, (B) the tenants under any Leases, (C) Seller’s Manager, (D) any Hotel Employees, (E) any guests or customers of the Hotel, (F) any resident, or (G) any other third party; and

(vi)        Any information in Hotel Employee (defined below) files which Seller is prohibited from providing to Buyer by law (any Hotel Employee information received by Buyer shall be kept confidential in accordance with this Agreement and applicable law).

1.3	Permitted Exceptions. The Real Property shall be conveyed subject to all matters which are, or are deemed to be, Permitted Exceptions pursuant to Article II hereof (collectively, the “Permitted Exceptions”).

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1.4	Purchase Price. Seller is to sell and Buyer is to purchase the Property for a total of NINETY-FOUR MILLION AND NO/100 DOLLARS ($94,000,000.00) (the “Purchase Price”). Buyer and Seller agree that each will have the right to allocate the Purchase Price as they determine appropriate in their reasonable discretion. Each of Buyer and Seller agrees that, at the request of the other, it will promptly share its Purchase Price allocation, once determined, with the other party.

1.5	Payment of Purchase Price.

(a)          On or before 2:00 p.m. (Central time) on the scheduled Closing Date, Buyer shall deliver to Escrow Agent (defined below) by wire transfer an amount equal to the Purchase Price, plus or minus any prorations and adjustments as herein provided, less the Earnest Money (defined below) previously delivered to Escrow Agent.

(b)          The Purchase Price, plus or minus any prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Buyer and Escrow Agent prior to the Closing.

1.6	Earnest Money.

(a)          On or prior to the date which is three (3) business days following the full execution and delivery of this Agreement by Seller and Buyer, Buyer shall deposit with Chicago Title Insurance Company (“Escrow Agent”), having its office at Fidelity National Title, 555 S. Flower St., Ste. 4420, Los Angeles, CA 90071 (Attn: Jessica Avila, J.D., Commercial Escrow Officer; (213) 452-7132 Direct; (213) 452-7152 Fax; Jessica.Avila@fnf.com), the sum of SIX MILLION AND NO/100 DOLLARS ($6,000,000.00) (together with any additional amount deposited by Buyer pursuant to Section 4.1 and all interest earned thereon, collectively, the “Earnest Money”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. Unless Buyer terminates this Agreement prior to the expiration of the Inspection Period (defined below), following the expiration of the Inspection Period, the Earnest Money shall be non-refundable to Buyer except as otherwise expressly provided in this Agreement. Notwithstanding the foregoing, if Buyer shall terminate this Agreement pursuant to any express right to do so hereunder, the full amount of the Earnest Money, less one-half of any escrow cancellation charges, shall be refunded to Buyer.

(b)          Escrow Agent shall hold the Earnest Money in an interest-bearing account in accordance with the terms and conditions of this Agreement. All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have any responsibility or liability to Buyer in connection with the accrual or payment of interest on any portion of the Earnest Money.

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(c)          Time is of the essence for the delivery of the Earnest Money under this Agreement and the failure of Buyer to timely deliver any portion of the same shall be a material default and shall entitle Seller, at Seller’s sole option, to terminate this Agreement immediately, following which neither party shall have any further rights or obligations under this Agreement except for those rights and obligations which expressly survive the termination of this Agreement.

(d)          The Escrow Agent joins this Agreement herein below to evidence its agreement to hold the Earnest Money in accordance with the terms and conditions of this Agreement. Further, the following provisions shall control with respect to the rights, duties and liabilities of the Escrow Agent:

(i)          The Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (X) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party’s receipt of any instruction or notice which is received by the Escrow Agent and which the Escrow Agent believes in good faith to be what it purports to be, or (Y) identity or authority of any person executing such instruction notice or evidence.

(ii)         The Escrow Agent shall have no responsibility in its capacity as such hereunder except for the performance by it in good faith of the acts to be performed by it hereunder, and the Escrow Agent shall have no liability in its capacity as such hereunder except for its own willful misconduct or negligence.

(iii)        The Escrow Agent shall be reimbursed on an equal basis by Buyer and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the amount held in escrow, including the cost of any legal expenses and court costs incurred by the Escrow Agent, should the Escrow Agent deem it necessary to retain an attorney with respect to the disposition of the amount held in escrow; provided, however, as between Buyer and Seller, if Escrow Agent incurs any such costs in connection with a dispute between Buyer and Seller, the party that does not substantially prevail in such dispute shall be responsible for all such expenses and costs incurred by the Escrow Agent.

(iv)        At the Closing, Escrow Agent shall deliver the Earnest Money to Seller. If a party to this Agreement believes that it is entitled to payment of the Earnest Money (or any portion thereof) in accordance with the terms of this Agreement other than in connection with the Closing or as set forth below in this Section 1.6(d), such party shall make a written demand upon Escrow Agent for payment of the Earnest Money to it setting forth in reasonable specificity the basis for its belief, and instructions for disbursement of the funds requested. Upon receipt of a written demand from Seller or Buyer claiming entitlement to disbursement of any portion of the Earnest Money pursuant to the provisions of this Agreement (other than a disbursement to Seller at Closing), Escrow Agent shall promptly forward a copy thereof to the other such party (i.e., Buyer or Seller, whichever did not claim such funds pursuant to such notice) and, unless such other party, within five (5) business days following receipt of notice of such demand, notifies Escrow Agent in writing of any objection it has to such requested disbursement of the Earnest Money, Escrow Agent shall thereafter promptly disburse the Earnest Money to the party demanding the same and shall thereupon be released and discharged from any further duty or obligation hereunder. If the party that did not initially demand disbursement of the Earnest Money notifies Escrow Agent of an objection to such disbursement within the specified five (5) business day period, Escrow Agent shall hold the disputed amount in escrow until it receives a written direction signed by both parties or an order issued by a court or, if the parties have elected arbitration, an arbitrator selected by the parties.

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(v)         Notwithstanding the foregoing, in the event of a dispute between the parties hereto with respect to the disposition of the Earnest Money, the Escrow Agent shall be entitled, at its own discretion, to deliver such Earnest Money to an appropriate court of law pending resolution of the dispute.

(vi)        The Escrow Agent shall act as “the person responsible for closing” the transactions contemplated hereby pursuant to Section 6045(e) of the Tax Code (defined below). In connection therewith, the Escrow Agent shall prepare and file all informational returns, including IRS Form 1099 S and shall otherwise comply with the provisions of said Section 6045(e).

1.7	Independent Consideration. The sum of ONE HUNDRED AND NO/100 DOLLARS ($100.00) (the “Independent Consideration”) out of the Earnest Money is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the Effective Date and is not refundable to Buyer under any circumstances, it being the intent of the parties to recognize that such amount has been bargained for and agreed to as independent consideration for Buyer’s exclusive right to purchase the Property and the Inspection Period provided hereunder, and for Seller’s execution and delivery of this Agreement. Accordingly, notwithstanding anything to the contrary herein, if this Agreement is terminated for any reason by either party, the Independent Consideration shall be paid by Escrow Agent to Seller.

1.8	Escrow Instructions. The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Buyer and escrow instructions for Escrow Agent. Seller and Buyer shall promptly execute and deliver to Escrow Agent any separate or additional escrow instructions requested by Escrow Agent that are consistent with the terms of this Agreement, and Seller or Buyer may request that Escrow Agent execute and deliver any separate or additional escrow instructions requested by either of them that are consistent with the terms of this Agreement. Any such separate or additional instructions shall not modify or amend this Agreement unless expressly set forth by the mutual consent of Seller and Buyer and to the extent of any conflict between this Agreement and any such separate/additional instructions, the provisions of this Agreement shall control.

1.9	TRS Leases. Buyer acknowledges that Owner and Owner’s Tenant have entered into that certain Lease, dated as of February 19, 2013 (the “TRS Lease”), pursuant to which Owner leases the Improvements to Owner’s Tenant. Seller will cause the TRS Lease to be terminated at Seller’s sole cost and expense as of the Closing Date and Seller shall deliver written evidence of such termination to Buyer at the Closing. Seller acknowledges that Buyer intends to lease the Real Property to Cambridge TRS, Inc. or another wholly-owned subsidiary of Hospitality Properties Trust (“Buyer’s Tenant”) as of the Closing Date.

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1.10	Hotel Management Agreements. Buyer acknowledges that Owner’s Tenant and ARL SL Management LLC, a Massachusetts limited liability company (“Seller’s Manager”), have entered into that certain Hotel Management Agreement dated as of March 29, 2013 (“Seller’s Management Agreement”), pursuant to which Seller’s Manager provides certain management services related to the management and operation of the Hotel. Seller shall terminate the Seller’s Management Agreement as of the Closing Date at Seller’s sole cost and expense and Seller shall deliver written evidence of such termination to Buyer at the Closing, unless Buyer instructs Seller otherwise in a written notice to Seller provided by the expiration of the Inspection Period. Seller acknowledges that Buyer’s Tenant intends to engage Sonesta International Hotels Corporation, a Maryland corporation, or another third party manager as may be designated by Buyer’s Tenant (“Buyer’s Manager”) to provide certain management services related to the management and operation of the Hotel as of the Closing Date.

Article II

TITLE AND SURVEY

2.1	Title Report. Seller has ordered a preliminary title report (the “Title Report”) covering the Land and the Improvements from Fidelity National Title (the “Title Company”), having its office at 1300 Dove Street, Suite 310, Newport Beach, CA 92660 (Attn: Justin VanderVeen, Vice President; (949) 622-4962 Direct; (949) 477-3616 Fax; Justin.vanderveen@fnf.com; Group Email: JVTeam@fnf.com), along with copies of the documents referenced in the Title Report exceptions to title to the Real Property. Buyer shall from time to time deliver to Seller, promptly following Seller’s request, a copy of any updates to the Title Report issued by the Title Company that have been received by Buyer prior to the Closing Date.

2.2	Survey. Seller has, as referenced in Section 3.2, provided in the E-Room (defined below) a copy of the most recent existing ALTA/ACSM survey of the Real Property, if any, in Seller's possession (the “Existing Survey”), which is being provided by Seller without representation or warranty as further set forth in Section 3.2 below, and Buyer may update the Existing Survey at its sole cost and expense to provide such updated survey (the “Survey”) to the Title Company and nothing set forth herein shall preclude Buyer from relying on such updated Survey secured by Buyer.

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2.3	Title Review.

(a)          Buyer shall notify Seller in writing (the “Title Notice”) not less than five (5) business days prior to expiration of the Inspection Period as to which matters, if any, within the Title Report or shown on the Survey that are not Permitted Exceptions set forth in Section 2.4 below are not acceptable to Buyer as determined by Buyer in its sole and absolute discretion (individually, a “Disapproved Title Matter”). Except as otherwise herein expressly provided, any matter disclosed as an exception to title in the Title Report or expressly disclosed or shown on the Survey that Buyer fails to so disapprove in a Title Notice delivered prior to the expiration of the Inspection Period shall be conclusively deemed to have been approved by Buyer. If Buyer timely delivers a Title Notice indicating a Disapproved Title Matter, then Seller shall have three (3) business days after receipt of such Title Notice to notify Buyer in writing (a “Title Response Notice”) that Seller elects either to (i) use commercially reasonable efforts to remove such Disapproved Title Matter from title to the Property on or before the Closing, or (ii) not remove such Disapproved Title Matter from title to the Property for all purposes of this Agreement. If Seller fails to deliver a Title Response Notice as to a particular Disapproved Title Matter within such three (3) business day period, then Seller shall be deemed to have made the election in the preceding clause (ii) above as to such Disapproved Title Matter. For sake of clarity, if Seller secures an endorsement to the Title Policy (as defined below) or an omission of the Disapproved Title Matter or any Additional Title Matter (as defined below) therefrom, then the same shall in each case be deemed a removal thereof from title to the Property. If Seller makes (or is deemed to have made) the election in the preceding clause (ii) above as to any Disapproved Title Matter, then Buyer shall have two (2) business days from the earlier of (A) the date it receives the Title Response Notice making such election, or (B) the date that Seller is deemed to have made such election as to such Disapproved Title Matter (but not later than the expiration of the Inspection Period with respect to any Disapproved Title Matters described in this Section 2.3(a)), within which to notify Seller in writing that Buyer elects (in Buyer’s sole and absolute discretion) to either (x) nevertheless proceed with the purchase and take title to the Property subject to such Disapproved Title Matter, or (y) terminate this Agreement. If Buyer makes the election set forth in clause (x) above, then any such Disapproved Title Matter shall be deemed a Permitted Exception. If Buyer fails to notify Seller in writing of its election within said two (2) business day period, then Buyer shall be deemed to have made the election set forth in the preceding clause (x) above. If Buyer makes the election set forth in the preceding clause (y) above, then this Agreement shall immediately terminate, Buyer shall be entitled to a return of the Earnest Money (less the Independent Consideration, which shall be paid to Seller), and Seller and Buyer shall have no further rights or obligations hereunder, except for the provisions hereof that expressly survive termination of this Agreement.

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(b)          Buyer shall have three (3) business days after receipt of any update to the Title Report or the Survey issued after the Inspection Period (each a “Title Update”), if any, to notify Seller, in writing, of any objections Buyer may have to any exception contained in such Title Update which (i) was not otherwise disclosed by the Title Report, the Survey or any earlier Title Update or otherwise known by Buyer, as applicable, prior to the Effective Date or the date on which Buyer notified Seller of any objections to any exception contained in any prior Title Update, and (ii) was not caused by Buyer or any other party on behalf of Buyer (“Additional Title Matter”). If Buyer notifies Seller, in writing, of objections to such exceptions shown on a Title Update, Seller shall have the right, but not the obligation, to cure such exceptions. Within three (3) business days after receipt of Buyer’s notice of objections, Seller shall notify Buyer in writing whether Seller elects to attempt to cure any or all of such objections. If Seller elects to attempt to cure, Seller shall have the right to attempt to remove, satisfy or cure the same, and for this purpose, Seller shall, at Seller’s election, be entitled to a reasonable adjournment of the Closing if additional time is required; provided, however, that in no event shall such adjournment be for a period longer than fifteen (15) business days after the original scheduled Closing Date. If Seller elects not to cure any objections specified in Buyer’s notice, or if Seller is unable to effect a cure of those objections which it elected to cure prior to the Closing Date (or any later date to which the Closing has been adjourned) and so notifies Buyer in writing, or if Seller fails to respond to Buyer’s notice within said three (3) business day period (and, for the avoidance of doubt, Seller’s failure to respond within said three (3) business day period shall be deemed Seller’s election to not to cure those objections specified in Buyer’s notice), Buyer shall have the following options: (1) to accept a conveyance of the Property subject to the Permitted Exceptions, any matter in any Title Update not timely objected to by Buyer hereunder and any exceptions objected to by Buyer which Seller is unwilling or unable to cure (each of such matters and exceptions shall also be deemed to be Permitted Exceptions), and without reduction of the Purchase Price; or (2) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Buyer, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. The foregoing election may be made by Buyer in its sole and absolute discretion. If Seller notifies Buyer that Seller does not intend to attempt to cure any title objection or fails to respond to Buyer’s notice within said three (3) business day period; or if, having commenced attempts to cure any objection, Seller later notifies Buyer in writing that Seller will be unable to effect a cure thereof, Buyer shall, within five (5) days after such notice has been given, notify Seller in writing whether Buyer shall elect to accept the conveyance under clause (1) of the immediately preceding sentence or to terminate this Agreement under clause (2) of the immediately preceding sentence, which election may be made by Buyer in Buyer’s sole and absolute discretion. Buyer’s failure to notify Seller of termination of this Agreement within such five (5) day period shall be deemed to be an irrevocable election under the preceding clause (1) to accept conveyance of the Property. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have any obligation to cure any title matter objected to by Buyer except for Seller Monetary Liens as provided in Section 2.3(c) below.

(c)          Notwithstanding anything contained in this Section 2.3 to the contrary, at or prior to the Closing, Seller shall be obligated to pay and discharge or otherwise cure (or cause Title Company to omit or insure over such objections) all delinquent taxes affecting the Real Property that are due and payable at or prior to Closing, liens secured by deeds of trust or mortgages securing loans made to Seller, mechanics’ liens relating to work authorized by or on behalf of Seller, and judgment liens against Seller recorded against the Real Property (collectively, “Seller Monetary Liens”), regardless of whether or not Buyer objects to such Seller Monetary Liens.

2.4	Conveyance of Title. At Closing, Seller shall convey and transfer to Buyer its interest in the Real Property subject only to the Permitted Exceptions. Notwithstanding anything contained herein to the contrary, the Real Property shall be conveyed subject to the following matters, all of which, other than Seller Monetary Liens, shall be deemed to be Permitted Exceptions:

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(a)          the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Closing Date, subject to adjustment as herein provided;

(b)          local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Real Property;

(c)          items appearing of record or shown on the Survey and, in either case, not objected to by Buyer or waived or deemed waived by Buyer in accordance with Section 2.3 hereof;

(d)          any state of facts a physical inspection of the Property would disclose;

(e)          the rights of Hotel guests which occupy the Hotel or have a reservation for rooms, food and beverages, meetings and other customary Hotel under Bookings made in the ordinary course of business and relating to periods subsequent to the Closing Date; and

(f)          the rights of the tenants (as tenants only with no rights to purchase or rights of first refusal affecting the fee in the Real Property) under the Leases.

2.5	Title Policy. At Closing, Buyer shall request that Title Company issue an extended form ALTA owner’s title insurance policy (“Title Policy”) to Buyer in accordance with the Title Report, insuring Buyer’s fee title to the Real Property as of the Closing Date, subject only to the Permitted Exceptions. Buyer may request the issuance of endorsements to the Title Policy as may be required by Buyer, at Buyer’s sole cost and expense, but issuance of any endorsements shall not be a condition to Buyer’s obligation to purchase the Property under this Agreement.

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Article III

INSPECTION

3.1	Right of Inspection. Subject to the rights of the Seller’s Manager under the Seller’s Management Agreement, guests of the Hotel and the tenants under the Leases, Buyer shall have the right to make physical inspections of the Real Property and to examine at such place or places at the Hotel, any operating files maintained by or for the benefit of Seller in connection with the leasing, operation, current maintenance and/or management of the Property (“Property Information”), including, without limitation, the Leases, the Service Contracts, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Hotel, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Hotel, environmental audits and similar materials and any other documents relating to the Property in Seller’s or Seller’s Manager’s possession or reasonable control, but excluding any materials not directly related to the current ownership, maintenance and/or management of the Property which Seller reasonably considers to be confidential, such as, without limitation, Seller’s financial projections, forecasts, budgets, appraisals, accounting and tax records, internal memoranda, correspondence and reports and similar proprietary, elective or confidential information. Subject to the foregoing, Seller shall provide Buyer with copies of any information or materials pertaining to the Hotel which are reasonably requested by Buyer to the extent the same are in Seller’s possession or control. Except as otherwise expressly provided herein, prior to Closing, Buyer shall keep all Property Information confidential, provided that Buyer may deliver copies of Property Information to its attorneys, accountants and other agents (including, without limitation, Buyer’s Manager) who are advising or assisting Buyer in connection with the acquisition of the Property and to current and prospective lenders and partners provided that such parties agree to maintain the confidentiality of such Property Information. Buyer understands and agrees that any on-site inspections of the Property shall be conducted during normal business hours and upon at least twenty-four (24) hours’ prior written notice to Seller, which notice may be given by e-mail to Mr. Lee McDonald at lmcdonald@behringermail.com. Seller may have its representatives attend any such inspections. Such physical inspection shall not unreasonably disturb Hotel guests or tenants under the Leases nor unreasonably interfere with the use or operation of the Property by Seller. Buyer shall not conduct any physically invasive testing (unless Buyer obtains Seller’s prior written consent, which consent may be withheld in Seller’s sole and absolute discretion), and in any event shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations; provided, however, indoor air quality and radon testing shall not be considered physically invasive testing for purposes of this Agreement and are expressly permitted hereunder without further consent from Seller. Following each entry by Buyer with respect to inspections and/or tests on the Real Property, Buyer shall repair any damage to the Property caused by Buyer or any of its agents, consultants or representatives in connection with Buyer’s diligence activities at the Property, so as to restore the Property to substantially the same condition as existed prior to any such inspections and/or tests, at Buyer’s sole cost and expense. Buyer shall not unreasonably disrupt Seller’s, Seller’s Manager’s or any resident’s, tenant’s or guest’s activities on the Real Property and shall not contact any Hotel Employees, any guests of the Property, any party to a Service Contract, any tenants under the Leases, any residents, any lender providing financing secured by the Real Property or any governmental authority, without (a) providing reasonable advance notice in writing to Seller describing the timing, nature, subject and means of any desired communication, in each instance obtaining Seller’s prior written consent, which may be withheld in Seller’s sole and absolute discretion; provided, however, notwithstanding the foregoing, and subject to clause (b) below, Buyer shall have the right to communicate with the Hotel’s general manager (and other members of the Hotel’s executive team approved by Seller in its reasonable discretion) upon prior written notice to Seller, and (b) allowing Seller the opportunity to attend or participate in any meetings, conversations or communications between Buyer and such party. Notwithstanding anything to the contrary in the immediately preceding sentence, Buyer may, without obtaining Seller’s prior written consent, retain one or more professional third parties to prepare a so-called Phase I environmental site assessment and/or a zoning report for the Real Property and such preparer may contact the applicable governmental authority to obtain the information necessary to prepare such report(s). In addition, Buyer may contact governmental authorities to request information concerning the Property that is made available to the general public without obtaining Seller’s prior written consent. Buyer agrees to indemnify against, defend, protect and hold Seller and its direct or indirect affiliates, members, partners, subsidiaries, shareholders, officers, directors and agents as well as Manager (collectively, “Seller Related Parties”), harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees actually incurred), damages or injuries arising out of or resulting from any entry onto the Property by Buyer or its agents, employees, representatives, consultants or contractors and notwithstanding anything to the contrary in this Agreement, unless related to the discovery of an existing condition at the Property or to the extent caused by the negligence or misconduct of any Seller Related Party, and such obligation to indemnify, defend, protect and hold harmless Seller and Seller Related Parties shall survive Closing or any termination of this Agreement. All inspections shall occur at reasonable times agreed upon by Seller and Buyer. Buyer agrees (A) that prior to entering the Property to conduct any inspection, Buyer shall obtain and maintain (and shall deliver evidence satisfactory to Seller thereof upon Seller’s request), at no cost or expense to Seller, commercial general liability insurance from an insurer reasonably acceptable to Seller in the amount of Two Million Dollars ($2,000,000) with combined single limit for personal injury or property damage per occurrence, such policies to name Seller and Seller’s Manager as an additional insured party, which insurance shall provide coverage against any claim for personal injury or property damage caused by Buyer or its agents, employees, representatives or consultants in connection with any such tests and investigations, and also with a contractual liability endorsement insuring Buyer’s indemnity obligation under this Section 3.1, and (B) to keep the Property free from all liens and encumbrances arising out of the actions of Buyer or its agents, employees, representatives, consultants or contractors. Buyer’s maintenance of such insurance policies shall not release or limit Buyer’s indemnification obligations under this Section 3.1. Buyer’s insurance may not be canceled or amended prior to Closing.

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3.2	Seller Due Diligence Materials. BUYER ACKNOWLEDGES THAT INFORMATION RELATED TO THE PROPERTY CONTAINED IN THE SECURE WEBSITE (THE “E-ROOM”) TO WHICH BUYER HAS PREVIOUSLY BEEN GRANTED ACCESS HAS BEEN MADE AVAILABLE TO BUYER IN THE E-ROOM BY SELLER. BY EXECUTING THIS AGREEMENT, BUYER ACKNOWLEDGES ITS RECEIPT THEREOF OR THE AVAILABILITY THEREOF AND THAT (1) IF SELLER DELIVERS ANY REPORTS OR OTHER DOCUMENTS TO BUYER, UPON SELLER’S REQUEST, BUYER WILL ACKNOWLEDGE IN WRITING THAT IT HAS RECEIVED SUCH REPORTS OR OTHER DOCUMENTS PROMPTLY UPON RECEIPT THEREOF, AND (2) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY REPORTS OR OTHER DOCUMENTS (INCLUDING, WITHOUT LIMITATION, THE EXISTING SURVEY) DELIVERED OR TO BE DELIVERED BY SELLER OR ITS AGENTS OR CONSULTANTS TO BUYER ARE BEING MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO BUYER AND WITHOUT ANY REPRESENTATION OR WARRANTY OF SELLER AS TO THEIR ACCURACY OR COMPLETENESS OF FACTS OR OPINIONS SET FORTH THEREIN AND THAT ANY RELIANCE BY BUYER ON SUCH REPORTS OR OTHER DOCUMENTS IN CONNECTION WITH THE PURCHASE OF THE PROPERTY IS UNDERTAKEN AT BUYER’S SOLE RISK. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER AGREES THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM THE OFFERING MATERIALS PREPARED IN CONNECTION WITH THE SALE OF THE PROPERTY OR ANY REPORTS OR OTHER DOCUMENTS MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES. SUBJECT TO THE FOREGOING, BUYER WILL CONDUCT ITS OWN INVESTIGATION OF THE CONDITION OF THE PROPERTY TO THE EXTENT BUYER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE. For purposes of this Agreement, the term “Seller Due Diligence Materials” shall mean (i) the Property Information and all other documents and materials delivered to Buyer or otherwise made available by Seller to Buyer in the E-Room, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations, or other analyses made by Buyer based on the information in such documents or materials, and (ii) all information set forth in this Agreement and the exhibits and schedules attached hereto and hereby made a part hereof.

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3.3	Right of Termination. Seller agrees that in the event Buyer determines (such determination to be made in Buyer’s sole and absolute discretion, for any reason or for no reason whatsoever) that the Property is not suitable for its purposes, Buyer shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to 5:00 p.m. (Central time) on April 17, 2017 (the period ending at such time and date being referred to herein as the “Inspection Period”). If Buyer gives such notice of termination within the Inspection Period, then this Agreement shall terminate and the Earnest Money (less the Independent Consideration and one-half of any escrow cancellation charges) shall be returned to Buyer, and the parties shall have no further obligations under this Agreement except for those which expressly survive termination of this Agreement. Time is of the essence with respect to the provisions of this Section 3.3. If Buyer fails to give Seller a notice of termination prior to the expiration of the Inspection Period, (i) Buyer shall no longer have any right to terminate this Agreement under this Section 3.3 and (subject to any other express right of Buyer to terminate this Agreement) shall be bound to proceed to Closing and consummate the transaction contemplated hereby, and (ii) notwithstanding anything to the contrary contained herein, Buyer shall be deemed to have waived any rights or remedies it may have against Seller under this Agreement or otherwise (including any right to terminate this Agreement) by reason of any state of facts or condition known or disclosed to Buyer as of the end of the Inspection Period (including by reason of any state of facts or condition disclosed by any materials in the E-Room as of the end of the Inspection Period). If Buyer terminates this Agreement pursuant to this Section 3.3, upon Seller’s request, Buyer shall promptly return all Seller Due Diligence Materials to Seller or Buyer shall certify to Seller in writing that is has destroyed such Seller Due Diligence Materials.

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Article IV

CLOSING

4.1	Time and Place; Pre-Closing. Subject to the provisions of Sections 4.6 and 4.7 below, the consummation of the transaction contemplated hereby (“Closing”), as evidenced by the payment and release of the Purchase Price (plus or minus any prorations or adjustments as herein provided) to Seller, shall occur on or before 4:00 p.m. (Central time) on June 2, 2017 (“Closing Date”); provided, however, notwithstanding the foregoing, Buyer shall have the unilateral right, exercisable by Buyer in Buyer’s sole and absolute discretion, to extend the Closing Date for up to fifteen (15) days by delivering written notice thereof to Seller and depositing an additional ONE MILLION AND 00/100ths DOLLARS ($1,000,000) into escrow with the Escrow Agent (which amount shall be treated as Earnest Money for all purposes under this Agreement) not later than five (5) business days prior to the originally scheduled Closing Date. The Closing shall occur through an escrow administered by Escrow Agent and the Purchase Price and all documents shall be deposited with Escrow Agent in accordance with this Agreement, unless otherwise agreed between Seller and Buyer. At Closing, Seller and Buyer shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions. Notwithstanding anything herein to the contrary, the parties shall “pre-close” the sale of the Property on the business day immediately preceding the then scheduled Closing Date (the “Pre-Closing Date”). The term “pre-close” shall mean that each of the parties shall deliver to Escrow Agent no later than 4:00 p.m. (Central time) on the Pre-Closing Date all of the documents and other items required to be delivered by such party for Closing (“Closing Deliveries”) pursuant to Sections 4.2 and 4.3 hereof (other than any funds or closing statements).

4.2	Seller’s Closing Obligations and Deliveries. At Closing, subject to Section 4.1 above, Seller shall make the following deliveries and take the following actions through Escrow Agent:

(a)          Owner shall execute and deliver to Buyer one (1) original special warranty deed (the “Deed”) in the form attached hereto as Exhibit A and made part hereof conveying fee title in and to the Real Property subject only to the Permitted Exceptions;

(b)          Seller shall execute and deliver to Buyer two (2) original counterparts of a bill of sale in the form attached hereto as Exhibit B and made a part hereof conveying the Personal Property and Consumable Inventory without warranty, expressed or implied, except as otherwise set forth herein or therein (provided, however, at Buyer’s request, Seller shall execute and deliver separate bills of sale to each of Buyer and Buyer’s Tenant without duplication of the assets being conveyed thereby);

(c)          Seller shall execute and deliver to Buyer two (2) original counterparts of an assignment of Seller’s interest in the Service Contracts, the Bookings and the other Intangibles (in each case to the extent assignable) in the form attached hereto as Exhibit C and made a part hereof (provided, however, at Buyer’s request, Seller shall execute and deliver separate assignments to each of Buyer and Buyer’s Tenant without duplication of the assets being conveyed thereby);

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(d)          Seller shall execute and deliver to Buyer (or, at Buyer’s request, to Buyer’s Tenant) two (2) original counterparts of an assignment of Seller’s interest in the Leases in the form attached hereto as Exhibit D and made a part hereof;

(e)          Seller shall deliver to Buyer a certificate, dated as of the Closing Date and executed by Seller, stating that the representations and warranties of Seller contained in Section 5.1 are true and correct in all material respects as of the Closing Date (with appropriate modifications of those representations and warranties made in Section 5.1 hereof to reflect any changes therein including without limitation any changes resulting from actions under Section 5.4 hereof and provided that any materiality qualifications set forth in such representations and warranties shall be disregarded for purposes of such certificate) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. If, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(f)          Deliver to Buyer and Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(g)          Deliver to Buyer an affidavit duly executed by Owner stating that Owner is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act in the form attached hereto as Exhibit E;

(h)          If not already delivered to Buyer, deliver to Buyer, to the extent in the possession of Seller, originals of the Leases, the Service Contracts and the Licenses and Permits, if any, together with such leasing and property files and records which are used in connection with the operation, leasing and maintenance of the Property and any keys to security deposit boxes (delivery of which may be accomplished by leaving the same at the Hotel);

(i)          Deliver to Escrow Agent an executed closing statement consistent with this Agreement and in a customary form;

(j)          Deliver to Title Company an owner’s affidavit in the form attached hereto as Exhibit F;

(k)          Deliver to Buyer written evidence of the termination of the Seller’s Management Agreement and the TRS Lease;

(l)          Deliver to Buyer estoppel certificates received from tenants in accordance with Section 5.4(h);

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(m)        Deliver written notice executed by Seller notifying all tenants under the Leases that the Real Property has been conveyed to Buyer and directing all payments, inquiries and the like be forwarded to Buyer at the address to be provided by Buyer. Notwithstanding the foregoing, such notices shall not be delivered through escrow with Escrow Agent but shall be sent directly by Seller to the tenants promptly following the Closing (and copies of such notices shall be provided to Buyer);

(n)          Deliver written notice executed by Seller notifying all service providers and equipment lessors under the Service Contracts that the Hotel has been conveyed to Buyer and directing all invoices, inquiries and the like be forwarded to Buyer at the address to be provided by Buyer. Notwithstanding the foregoing, such notices shall not be delivered through escrow with Escrow Agent but shall be sent directly by Seller to the service providers and equipment lessors promptly following the Closing (and copies of such notices shall be provided to Buyer); and

(o)          Deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement, including, without limitation, an executed escrow agreement as contemplated by Section 6.4.

4.3	Buyer’s Closing Obligations and Deliveries. At Closing, Buyer shall make the following deliveries and take the following actions through Escrow Agent:

(a)          Pay the Purchase Price, plus or minus any prorations and adjustments as herein provided, to Seller in immediately available wire transferred funds pursuant to Section 1.5 above, it being agreed that at Closing the Earnest Money shall be applied towards payment of the Purchase Price;

(b)          Deliver the same number of original executed counterparts of the instruments described in clauses (a), (b), (c) and (d) of Section 4.2 above;

(c)          Deliver to Seller a certificate, dated as of the Closing Date and executed by Buyer, stating that the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects as of the Closing Date;

(d)          Deliver to Seller and Title Company such evidence as Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Buyer;

(e)          Deliver to Escrow Agent an executed closing statement consistent with this Agreement and in a customary form; and

(f)          Deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement, including, without limitation, an executed escrow agreement as contemplated by Section 6.4.

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4.4	Prorations, Credits and Other Adjustments. At Closing, except as otherwise expressly set forth in this Section 4.4, Buyer and Seller shall prorate all items of income and expense which are customarily prorated between a buyer and seller for properties comparable to the Real Property including, without limitation, the prorations and other adjustments provided below, and the net amount consequently owing to Seller or Buyer shall be added to or subtracted from the proceeds of the Purchase Price payable to Seller at Closing. Beginning as close to the anticipated Closing Date as practicable, but not later than two (2) business days prior to the anticipated Closing Date, Seller shall, in consultation with Buyer and with Buyer’s reasonable cooperation, cause to be prepared a prorations and credit statement (the “Preliminary Statement”) which shall reflect all of the prorations, credits and other adjustments to the Purchase Price at Closing required under this Section 4.4 or under any other provision of this Agreement, together with any applicable backup documentation thereto as may be reasonably requested by Buyer. As soon as Buyer and Seller have agreed upon the Preliminary Statement, they shall jointly deliver a mutually signed copy thereof to Escrow Agent. To the extent Buyer and Seller are unable to agree by Closing on any item on the Preliminary Statement, Seller’s reasonable estimation of such item shall be used and such item shall be finally resolved on the Final Statement (defined below) pursuant to Section 4.4.13 below.

4.4.1 Proration of Taxes.

(a)          All real estate ad valorem taxes, general assessments and special assessments including, without limitation, business improvement district taxes and similar charges levied against the Real Property and all personal property ad valorem taxes assessed against the Property or any portion thereof (generically, “Taxes”) and accruing during the tax year in which Closing occurs (regardless of when the same shall be due and payable) shall be prorated between Buyer and Seller as of the Closing Date. If the amount of any Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on Buyer’s and Seller’s mutually agreed upon reasonable estimate; provided, however, Seller and Buyer shall reprorate the Taxes and pay any deficiency in the original proration to the other party within thirty (30) days after receipt of the actual bill (which shall occur prior to November 30, 2017 based on the information then available, if the actual bill were to be received after November 30, 2017). In the event that the Real Property or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Seller shall, at the Closing, be responsible for any installments applicable to the period prior to the Closing, and Buyer shall be responsible for any installments applicable to the period on or after the Closing. Taxes shall not be prorated to the extent that any tenant is obligated to pay Taxes directly to the applicable taxing authority under its Lease. In addition, any deposits for real estate taxes and assessments made by any tenant for any period for which Buyer would have responsibility for payment thereof shall be credited to Buyer at Closing and shall be treated as a like-amount reduction in Buyer’s real estate tax proration.

(b)          Regarding Tax contest proceedings:

(i)          Seller shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings (subject to the rights of the tenants under their Leases); provided, however, no such settlement shall operate to bind Buyer or the amount of Taxes assessed against the Real Property for any period from and after the Closing Date.

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(ii)          Buyer shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date; provided, however, with respect to the taxable period which includes the Closing Date, any tax appeal or other filing by Buyer must have first been reviewed and approved by Seller, which approval will not be unreasonably withheld, conditioned or delayed. Any refunds or abatements awarded in such proceedings shall be used first to reimburse Buyer for its reasonable costs and expenses incurred in contesting such Taxes, and, subject to the rights of the tenants under their Leases, the remainder of such refunds or abatements shall be prorated between Seller and Buyer as of the Cut-Off Time (defined below), and Buyer shall, promptly after Buyer's receipt of any refund or abatement, pay to Seller any applicable prorated amount due to Seller.

(iii)          Buyer shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences after the tax year that includes the Closing Date, and Buyer shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.

(iv)          Seller and Buyer shall use commercially reasonable efforts to cooperate with the party contesting the Taxes (at no cost or expense to the party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the party contesting the Taxes in furtherance of the contest of such Taxes.

4.4.2 General Proration of Expenses.

(a)          All expenses incurred in operating the Property that Seller customarily pays and any other costs incurred in the ordinary course of business for the management and operation of the Property that are not otherwise paid for directly by tenants, shall be prorated on an accrual basis as of the Closing Date, including the following items of expense with respect to any portion or aspect of the Property:

(i)          All charges and expenses under any Service Contracts assumed by Buyer at Closing.

(ii)          All utility charges (but excluding any utility deposits). To the extent reasonably practicable, though, in lieu of prorating the charges for any metered utility service, Buyer and Seller shall endeavor to have the utility read the meter as early as possible on the Closing Date, render a final bill to Seller based on such reading and bill all subsequent service to Buyer.

(iii)          Prepaid expenses of the Property incurred in the ordinary course of business, excluding insurance but including without limitation, the expense of all Licenses and Permits obtained in connection with the operation of the Hotel that are transferred to Buyer at Closing.

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(iv)          All other Property operating expenses incurred in the ordinary course of business, other than employment expenses (which are covered by Section 4.4.3 below).

4.4.3 Employment Expenses.

(a)          Buyer acknowledges that Seller has represented to Buyer that all individuals employed at the Hotel (“Hotel Employees”) are the employees of Seller’s Manager. All salaries, bonuses and employment benefits for unused vacation, holiday, sick leave, and personal days, of Hotel Employees, if, and to the extent, that amounts are accrued, vested, payable as of Closing and unused prior to the Cut-Off Time, shall be paid out by Seller or Seller’s Manager as of the Closing Date (or in the ordinary course of business and in compliance with the requirements of all applicable laws following the Closing Date) and none of Buyer, Buyer’s Tenant nor Buyer’s Manager shall have any obligation or responsibility with respect thereto; provided, however, at Buyer’s or Buyer’s Manager’s election, such amounts shall be prorated between Seller and Buyer as of the Closing Date, with accrued vacation and other benefits due to Hotel Employees being determined in accordance with existing Hotel policy. Buyer or Buyer’s Manager shall pay the salaries and related benefits that are payable to any Hotel Employees for work performed at the Hotel on the Closing Date, whether prior to or following the time of Closing.

(b)          Seller shall be (or Seller shall cause Seller’s Manager to be) solely responsible for all liabilities whatsoever that accrue with respect to Hotel Employees prior to the Closing Date, including, without limitation: (i) wages payable to Hotel Employees with respect to the period prior to the Closing Date; (ii) benefits and employee benefit fund contributions payable to or on behalf of the Hotel Employees with respect to the period prior to the Closing Date; and (iii) benefit continuation and/or severance payments relating to any Hotel Employee that may be payable upon any termination of employment of any such Hotel Employee at or prior to the Closing (unless and except if Buyer was obligated to hire a Hotel Employee pursuant to this Agreement and failed to do so), and Seller hereby indemnifies and holds harmless Buyer, Buyer’s Tenant and Buyer’s Manager (collectively, the “Buyer Parties”) for the same. Seller hereby indemnifies, defends and holds the Buyer Parties harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, and obligations, together with all losses, penalties, costs and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) incurred or suffered from and following the Closing Date as a result of (i) any claim by any Hotel Employee (or other representative thereof, including, without limitation, any labor union or benefit plan or trust, including any multiemployer plan) under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and all other statutes regulating the terms and conditions of employment), under any regulation, ordinance or order, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal accruing prior to the Closing Date, or (ii) any claim by any Hotel Employee accruing prior to the Closing Date relating to an obligation not assumed by a Buyer Party.

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(c)          From and after the Closing, Buyer shall be (or Buyer shall cause Buyer’s Tenant or Buyer’s Manager to be) solely responsible for all liabilities whatsoever that accrue with respect to Hotel Employees from and after the Closing Date, including without limitation: (i) wages payable to Hotel Employees with respect to the period from and after the Closing Date; (ii) benefits and employee benefit fund contributions payable to or on behalf of the Hotel Employees with respect to the period from and after the Closing Date; (iii) benefit continuation and/or severance payments relating to any Hotel Employee that may be payable upon any termination of employment of any such Employee following the Closing or in connection with a Hotel Employee that Buyer or Buyer's Manager was obligated to hire pursuant to this Agreement and that such party failed to hire; and (iv) notices, payments, fines or assessments due pursuant to any laws, rules or regulations with respect to the employment, discharge or layoff of Employees under WARN, COBRA and any rules or regulations as have been issued in connection with any of the foregoing after the Closing Date, and Buyer hereby indemnifies and holds harmless Seller and Seller’s Manager for same. Buyer hereby indemnifies, defends and holds Seller and Seller’s Manager harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, and obligations, together with all losses, penalties, costs and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) incurred or suffered from and following the Closing Date as a result of (i) any claim by any Hotel Employee (or other representative thereof, including, without limitation, any labor union or benefit plan or trust, including any multiemployer plan) under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and all other statutes regulating the terms and conditions of employment), under any regulation, ordinance or order, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal accruing following the Closing Date, or (ii) any claim by any Hotel Employee relating to an obligation assumed by a Buyer Party and for which Buyer received a credit from Seller.

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4.4.4 Hotel Revenues.

(a)          At Closing, Seller shall receive a credit for one-half of all revenues from the Hotel guest rooms and facilities occupied on the evening immediately preceding the Closing Date (and, for the avoidance of doubt, if any guest checks into a Hotel room after the Cut-off Time and such guest is charged for occupying such Hotel room for the evening immediately preceding the Closing Date, then such Hotel room shall be deemed to have been occupied on the evening immediately preceding the Closing Date), including any sales taxes, room taxes, occupancy taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocable to such rooms with respect to the evening immediately preceding the Closing Date. In light of such credit to Seller at Closing, all such revenues shall be assigned to Buyer, and, from and after the Closing, Buyer shall be entitled to collect and retain the same. All other revenues from restaurants, lounges, vending machines and other service operations conducted at the Property shall be allocated based on whether the same accrued before or after the Cut-Off Time, and Seller shall separately record sales occurring before and after the Cut-Off Time at the Property. Notwithstanding the foregoing, all revenues from any bars and lounges at the Property shall be prorated based on the actual closing time for such bar or lounge. For example, if such bar or lounge closes at 2 a.m. on the Closing Date, Seller shall retain the revenues from such services and operations even though such revenues were generated two (2) hours after the Cut-Off Time.

(b)          Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, or in any adjacent facilities owned or operated by Seller, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Buyer, based on when the function therein commenced, with (i) one-day functions commencing prior to the Cut-Off Time being allocable to Seller, (ii) functions commencing after the Cut-Off Time being allocable to Buyer, and (iii) multi-day functions being allocated on a pro rata basis between Seller and Buyer according to when the event commences and is scheduled to end in relation to the Cut-Off Time.

(c)          At Closing, all Receivables not actually collected by Seller or Seller’s Manager prior to the Cut-Off Time shall be assigned to Buyer, and Seller shall receive a proration credit in an amount equal to 100% of the face value of such receivables which have been outstanding for sixty (60) days or fewer as of the Closing Date, as set forth on the Hotel’s books including, without limitation, receivables accrued in connection with hotel reservations, the use of guest rooms, banquet and meeting room receivables (including any cancellation fees due to Seller in connection with any of the foregoing) as reflected on the Hotel’s books.

(d)          Any operating revenues not otherwise provided for in this Section 4.4, shall be prorated between Buyer and Seller as of Closing.

4.4.5 Rent. Rent and other payments payable by tenants, licensees, concessionaires, and other persons using or occupying the Real Property or any part thereof under a Lease (but expressly excluding payments from Hotel guests or otherwise related to Hotel revenues covered under Section 4.4.4 above), if any, for or in connection with such use or occupancy, including, without limitation, fixed monthly rentals, additional rentals, percentage rentals, escalation rentals, retroactive rentals, operating cost pass-throughs, common area maintenance charges, HVAC charges, payments of taxes and insurance expenses, promotional/marketing charges, construction receivables and other sums and charges payable by the tenants under the Leases (collectively, “Rent”) shall be prorated as of the Closing Date such that Seller will be entitled to Rent attributable to periods prior to the Closing Date and Buyer will be entitled to Rent attributable to periods from and after the Closing Date, all as more particularly set forth below:

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(a)          All Rent actually collected from tenants under Leases (“Current Rent”) shall be prorated as of the Closing Date.

(b)          All Rent other than Current Rent (“Rent Arrears”) shall not be prorated at Closing. In the event that either Buyer or Seller receives Rent from a tenant after the Closing Date, such Rent shall be applied in inverse order of maturity, such that amounts owed from the applicable tenant that have been outstanding for the least amount of time shall be paid first, unless the tenant specifies with the payment the period for which the payment is being made, in which case the payment shall be applied to the period specified by the tenant. Any sums owed to either party pursuant to the foregoing shall be held in trust by the party receiving the same and shall be paid to the party entitled thereto within thirty (30) days following such receipt. Buyer shall pursue all Rent Arrears in the ordinary course of business and shall have the right to negotiate settlements with tenants who have Rent Arrears as it may determine in good faith, but any such settlements shall be subject to Seller’s reasonable approval; provided, however, notwithstanding the foregoing, Buyer shall have no obligation to pursue any of its rights or remedies under any Leases to pursue any Rent Arrears. However, so long as Buyer pursues all Rent Arrears in accordance with this Section 4.4.5(b), Seller shall not pursue collection of any Rent Arrears from any tenants from and after the Closing Date.

4.4.6 Hotel Payables. At Closing, Buyer shall receive a proration credit equal to the excess of (a) the aggregate estimated amount of all outstanding accounts payable for the Hotel as of the Closing Date (“Hotel Payables”) in the Preliminary Statement over (b) Buyer’s prorated share of such Hotel Payables under Section 4.4.2, and Buyer shall assume the obligation to satisfy all Hotel Payables. After Closing, before paying any amount invoiced or otherwise claimed by a third party due with respect to the Hotel operations prior to Closing which is not included on such schedule and which involves more than $10,000.00 (or is claimed in an amount larger than that shown on such schedule by more than $10,000.00), Buyer shall first submit such invoice or claim to Seller. Unless Seller, within seven (7) days after receiving such submission, objects to such invoice or claim (thereby making it a “Seller Disputed Payable”), Buyer may pay the same and take a credit for such payment on the Final Statement. Notwithstanding the foregoing, upon Closing, Buyer shall assume all obligations of Seller to pay for any (i) consumables (including, without limitation, all food and beverage inventory) or other items ordered by or for the benefit of Seller in the ordinary course of business but which are not yet received as of the Closing Date, and (ii) items or services ordered in the ordinary course of business and listed on a purchase order log prepared by Seller or Seller’s Manager, which list shall be updated by Seller or Seller’s Manager immediately prior to Closing and certified by Seller as being true and correct as of the Closing; provided that, there shall not be any adjustment to the Purchase Price in connection with Buyer’s assumption of the liabilities described in clauses (i) and (ii) of this sentence.

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4.4.7 Credit for Certain Inventories. As of the date immediately prior to the Closing Date, Seller and Buyer shall cause their accountants or managers to jointly conduct an inventory of all Consumable Inventory (including all Retail Inventory) and shall deliver a written report thereon to Seller and Buyer. Such report shall reflect the cost of the Unopened Inventory and the Retail Inventory at the actual acquisition cost thereof (taking into account any applicable discounts or rebates and without any markup whatsoever). On account of Buyer’s purchase of the Consumable Inventory, the Unopened Inventory and the Retail Inventory, Seller shall receive a credit at Closing in an amount equal to the total cost of the Unopened Inventory and the Retail Inventory, as reflected in such report.

4.4.8 Credit for Reservation Deposits. Buyer shall receive a proration credit equal to the aggregate amount of advance deposits that shall have been received by or on behalf of Seller prior to the Cut-Off Time on account of reservations for use or occupancy of the Property after the Cut-Off Time.

4.4.9 Credit for Gift Certificates. Buyer shall receive a proration credit equal to the aggregate outstanding amount of all gift cards, gift certificates, coupons or other similar instruments or vouchers issued during the period that is twenty-four (24) months prior to the Closing Date and that entitle the holder or bearer thereof to a credit to be applied against the usual charge for rooms, meals and/or other goods and services provided at the Hotel (collectively, “Gift Certificates”). For purposes of such prorations, a Gift Certificate for a “free night” or a similar accommodation shall be deemed to represent ninety-nine dollars ($99) per “free night” multiplied by the percentage at which guests have redeemed Gift Certificates for such “free nights” at the Hotel over the past two (2) years.

4.4.10 Lease Deposits. Buyer shall receive a credit at Closing in an amount equal to the aggregate amount of all security and other deposits of tenants under the Leases which have not been applied to the tenants’ obligations in accordance with the terms of such Leases and past practice as of the Closing Date.

4.4.11 Credit for Cash Banks. Seller shall receive a credit at Closing in an amount equal to all cash on hand or on deposit in any house bank at the Hotel (which shall be transferred to Buyer at Closing).

4.4.12 Regarding Prorations Generally. Unless this Section 4.4 expressly provides otherwise: (a) all prorations hereunder with respect to the Property shall be made as of 12:00:01 a.m. Central time (“Cut-Off Time”) on the Closing Date (such that all items of income and expense for the Closing Date shall, except as otherwise specified in this Agreement, be for the account of Buyer); (b) all prorations shall be made on an actual daily basis; and (c) for purposes of such prorations, all items of revenue and expense with respect to the Hotel’s operations shall be classified and determined in accordance with the Uniform System of Accounts for the Lodging Industry, and otherwise in accordance with generally accepted accounting principles. Except as otherwise expressly provided herein, in any case in which Buyer receives a credit at Closing on account of any obligation of Seller hereunder, Seller shall have no further liability for such obligation to the extent of the credit so given, and Buyer shall pay and discharge the same to the extent of any credit so received by Buyer.

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4.4.13 Utility and Other Deposits.

(a)          At Closing, Seller shall receive a credit for all refundable cash or other deposits posted with utility companies serving the Property or any governmental agencies or authorities or posted pursuant to any Service Contract which are transferred to Buyer at Closing, or, at Seller’s option, Seller shall be entitled to receive and retain such refundable cash and deposits.

(b)          Buyer shall be entitled to a credit for all unapplied and refundable security and other deposits retained by Seller as of the Closing Date with respect to any Leases at the Property.

4.4.14 Final Statement; Post-Closing Adjustments. Except for prorations for real estate taxes and other assessments, which shall be adjusted within thirty (30) days of receipt of the tax bill for the tax year in which the Closing occurs, Buyer and Seller shall make a one-time post-Closing adjustment of any item of income and expense subject to adjustment as provided above which was either incomplete, incorrect (whether as a result of an error in calculation or a lack of complete and accurate information) or otherwise omitted from the Preliminary Statement as of the Closing. Buyer will prepare and deliver to Seller for its review and approval a statement of prorations (the “Final Statement”) within ninety (90) days following the Closing Date, and the party in whose favor the original incorrect adjustment or error was made (“Adjusting Party”) shall pay to the other party (“Requesting Party”) the sum necessary to correct such prior incorrect adjustment or error within ten (10) days after completion of the Final Statement. Notwithstanding any provision of this Agreement to the contrary, all items required to be adjusted pursuant to this Section 4.4.14 shall be adjusted within one hundred twenty (120) days of Closing (except real estate taxes, which shall be re-adjusted within the period set forth above), and such adjustment shall be final and no further adjustments shall be made.

4.4.15 Resolution of Disputes. In the case of a dispute regarding any of the adjustments made hereunder, the parties shall attempt to resolve such dispute, but if for any reason such dispute is not resolved by the date that is thirty (30) days after the delivery of the original notice of the claimed adjustment by Buyer or Seller, then the parties shall submit such dispute to Deloitte (the “Outside Accountants”), and the determination of the Outside Accountants, which shall be made within a period of thirty (30) days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid equally by Buyer and Seller. At such time as the amount of any adjustment or dispute shall be determined (either by agreement or by determination of the Outside Accountants), any amount that shall be payable by the Requesting Party to the Adjusting Party as a result of such adjustment or determination shall be paid within ten (10) business days after the date on which such agreement or determination shall have been made.

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4.4.16 Allocation as to Buyer. As between Buyer and Buyer’s Tenant, all prorations and adjustments made under this Section 4.4 shall be for the account of Buyer’s Tenant pursuant to its lease of the Real Property, except as may be otherwise agreed upon by Buyer and Buyer’s Tenant.

4.4.17 Survival. The provisions of this Section 4.4 shall survive Closing.

4.5	Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction, (b) 50% of any escrow fees charged by the Escrow Agent, and (c) 100% of the cost of any mortgage release. Buyer shall pay (or reimburse Seller to the extent Seller has paid) for the following: (i) the fees of any counsel representing Buyer in connection with this transaction, (ii) the costs of the Title Policy, (iii) the policy premiums in respect of any mortgage title insurance, (iv) all costs incurred or payable in connection with obtaining any financing Buyer elects to obtain (including any fees, financing costs, transfer taxes, mortgage and recordation taxes and intangible taxes in connection therewith), (v) all fees, costs and expenses relating to the transfer of existing or issuance of new licenses and permits, including, without limitation, liquor licenses, (vi) the cost of the Survey and any modifications or updates thereto, (vii) all sales taxes on the sale of the Personal Property (or any part thereof), if any, (viii) 50% of any escrow fees charged by the Escrow Agent, (ix) 100% of the recording charges and fees for recording the Deed, and (x) all city, county and state real estate transfer taxes payable by reason of the transfer of the Real Property, if any. All other costs and expenses incident to this transaction and the closing thereof shall be paid in a manner consistent with custom for similar transactions in the City of St. Louis, State of Missouri. Notwithstanding the foregoing, in the event that this Agreement is terminated as a result of a party’s default, such defaulting party shall pay all escrow and title cancellation fees charged in connection with such cancellation, which obligation shall survive such termination.

4.6	Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Buyer in its sole discretion:

(a)          All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (however, any representation or warranty that is already based on materiality shall be true and correct (without a dual application of materiality)) as of the Closing Date (except for any representations or warranties of Seller that are expressly made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date), with appropriate modifications expressly permitted under this Agreement; provided that, Seller’s representations and warranties shall not be deemed inaccurate or breached (and the same shall not give rise to any right by Buyer to terminate this Agreement) due to transactions, conditions, causes, omissions or actions expressly permitted by this Agreement or consented to by Buyer. Seller shall in any event have the right to cure such breach or inaccuracy and, if necessary to allow such cure, the Closing Date shall be extended for up to ten (10) days to allow such cure as long as Seller agrees to use reasonable efforts to affect such cure.

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(b)          Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

(c)          Seller shall have complied with the obligations of Section 4.2 in all respects.

(d)          Title Company shall be irrevocably committed, subject only to payment of its normal and customary premium and satisfaction of all other requirements of Title Company that are applicable to Buyer, to issue the Title Policy as required in Section 2.5 (without exceptions for any Disapproved Title Matters that Seller elects to use commercially reasonable efforts to cure in accordance with Section 2.3(a)).

(e)          If any estoppel certificate provided by Seller to Buyer as of the Closing discloses a breach or other matter (i) not disclosed by Seller prior to the end of the Inspection Period, (ii) that would cost more than $100,000 (individually or in the aggregate) to cure/correct or otherwise make Buyer whole and (iii) that is not cured or addressed by Seller at its own cost (which may be cured or addressed by Seller by providing a credit against the Purchase Price in an amount reasonably necessary to address the breach or other matter so disclosed).

4.7	Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in writing in its sole discretion:

(a)          Buyer shall have deposited with Escrow Agent the Purchase Price plus or minus any adjustments provided in this Agreement in the manner provided for in this Agreement.

(b)          All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

(c)          Buyer shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Buyer as of the Closing Date.

(d)          Buyer shall have complied with (or Buyer shall have caused Buyer’s Tenant or Buyer’s Manager to have complied with) the obligations of Section 5.7 in all respects.

4.8	Failure or Waiver of Conditions Precedent. In the event any of the conditions set forth in Sections 4.6 or 4.7 are not fulfilled or waived on or before the Closing Date, the party benefited by such conditions may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end except those that expressly survive any termination. Either party benefited by a condition set forth in Sections 4.6 and 4.7 above may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of such condition. Buyer’s consent to the Closing pursuant to this Agreement shall waive any remaining unfulfilled conditions, and any liability on the part of Seller for breaches of representations and warranties of which Buyer had knowledge as of the Closing. If Buyer terminates this Agreement due to the failure of any condition set forth in Section 4.6 not being satisfied, then the Earnest Money shall be refunded to Buyer less one half of any escrow charges and, if applicable, Buyer shall be entitled to exercise its remedies under Section 6.2 below. If Seller terminates this Agreement due to the failure of any condition set forth in Section 4.7, then Seller shall be entitled to exercise its remedies under Section 6.1 below.

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4.9	Disbursements and Other Actions by Escrow Agent. Upon the Closing, Escrow Agent shall promptly undertake all of the following in the following order and manner:

(a)          Cause the Deed and any other documents which the parties hereto may mutually direct to be recorded in the City of St. Louis Recorder’s Office in the order directed by the parties;

(b)          Disburse to Seller from funds deposited by Buyer with Escrow Agent towards payment of all items (including, without limitation, the Purchase Price) chargeable to the account of Buyer;

(c)          Deliver to Seller (i) a fully executed original of the instruments described in clauses (b), (c), and (d) of Section 4.2 above and clauses (c), (d) and (e) of Section 4.3 above, (ii) a copy of the instruments described in clauses (e), (g), (i) and (j) of Section 4.2 above, and (iii) a conformed copy of the Deed;

(d)          Deliver to Buyer a fully executed original of the instruments described in clauses (b), (c), (d) (e), (f), (g), (i), (k) and (l) of Section 4.2 above, and a conformed copy of the Deed; and

(e)          Direct the Title Company to issue the Title Policy to Buyer.

4.10	Liquor License Matters. If this Agreement is not terminated by Buyer prior to the expiration of the Inspection Period as set forth in this Agreement, then Seller shall reasonably cooperate with Buyer or its designee, and Buyer or its designee shall file any and all paperwork reasonably necessary to cause the appropriate alcoholic beverage licenses (collectively, the “Liquor License”) to be issued by the appropriate governmental authorities to Buyer or Buyer’s designee as licensee prior to the Closing Date or as soon thereafter as reasonably possible. If the Liquor License has not been issued to Buyer effective as of the Closing Date has not been issued, then on the Closing Date, Seller shall cause the current licensee that serves alcoholic beverages on behalf of Seller to enter into an interim management agreement with Buyer for a period not to exceed one hundred twenty (120) days from the Closing Date (the “Interim Agreement”), whereby such licensee will operate for a nominal fee or rental rate the liquor concessions at the Property on behalf of Buyer pending the issuance of the Liquor License, and Buyer shall, in the Interim Agreement, indemnify, defend and hold Seller and its affiliates and the applicable licensee, as applicable, harmless from and against any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and costs) arising in connection with such operation. Buyer and Seller shall use commercially reasonable efforts to agree on the form of Interim Agreement and to cause such form to be approved by the applicable municipal licensing authorities in the City of St. Louis prior to the expiration of the Inspection Period. The terms of this Section 4.10 shall survive the Closing.

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Article V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1	Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer, subject to the qualifications and exceptions set forth below:

(a)          Organization and Authority. Seller has been duly organized and is validly existing and in good standing under the laws of Delaware and is qualified to do business in Missouri. Seller has the full right, power and authority to sell the Property as provided in this Agreement and to carry out Seller’s obligations hereunder, and all requisite action necessary to authorize Seller to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Seller is authorized to do so, and this Agreement is enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency and similar laws.

(b)          No Breach. The execution, delivery and performance of this Agreement by Seller and the consummation of the transaction contemplated herein will not: (i) result in a breach or acceleration of or constitute a default or event of termination under the provisions of any agreement or instrument by which the Property is bound or affected which would have a material adverse impact on the Property; or (ii) constitute or result in the violation or breach by Seller of any judgment, order, writ, injunction or decree issued against or imposed upon Seller or result in the violation of any applicable law, rule or regulation of any governmental authority, which, with respect to any of the foregoing, would have a material adverse impact on the Property. For purposes of this Section 5.1(b), any breach, violation or default which Buyer reasonably believes could reduce the value of the Property by more than $250,000 or which could cost more than $250,000 to address shall be deemed to have a material adverse impact on the Property.

(c)          Litigation/Condemnation. To Seller's knowledge, except as set forth on Schedule 5.1(c) attached hereto, (i) Seller has not been served with written notice of any litigation which has been filed against Seller that would adversely affect Seller’s ability to perform its obligations hereunder, and (ii) Seller has not received written notice of any condemnation proceedings. To Seller’s Knowledge, as of the date hereof, no such litigation or condemnation proceedings are threatened.

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(d)          Leases. To Seller’s knowledge, the list of Leases attached hereto as Schedule 1.1(h) is accurate and lists all Leases currently affecting the Hotel. To Seller's knowledge, Seller has delivered to Buyer (or otherwise made available to Buyer on the E-Room) complete copies of all Leases.

(e)          No Violations. To Seller's knowledge, except as set forth on Schedule 5.1(e) attached hereto or disclosed in the Seller Due Diligence Materials, Seller has not received any written notification from any governmental or public authority that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws or other statute, ordinance, law or code binding on Seller or the Property where such violation remains outstanding.

(f)          Service Contracts. To Seller’s knowledge, there are no Service Contracts which will affect the Property after the Closing Date except (i) as set forth on the Schedule 1.1(e)-1 , or (ii) those contracts and agreements which Manager is permitted to enter into with respect to the Property without the consent of Seller under the Hotel Management Agreement or (iii) those that involve, in the aggregate, $10,000 or less and that can be terminated on thirty (30) days' notice or less without penalty. To Seller's knowledge, Seller has delivered to Buyer (or otherwise made available to Buyer on the E-Room) complete copies of all Service Contracts set forth on Schedule 1.1(e)-1in Seller’s possession or control.

(g)          No Consents. No consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other person or entity on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated, except for those that have already been obtained or will be obtained prior to Closing.

(h)          Patriot Act Compliance. Neither Seller nor any individual or entity having an interest in Seller or controlled by Seller (i) is in violation of any applicable anti money-laundering or anti-bribery laws and regulations, (ii) is a person or entity listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders (such lists are collectively referred to as the “Lists”); (iii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order; or (iv) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

(i)          Bankruptcy. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Seller.

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(j)          Licenses and Permits. To Seller's knowledge, Seller has not received any written notice alleging any violation by it, the Property or the operations of the Hotel of any Licenses and Permits which violation has not been cured.

(k)          Gift Certificates. To Seller's knowledge, Seller has delivered to Buyer (or otherwise made available in the E-Room) a true, correct and complete list of all outstanding Gift Certificates for the Hotel as of the date of this Agreement that have been sold during Seller's period of ownership of the Hotel.

(l)          Financial Information. Seller has delivered a complete copy of the profit and loss statement relating to the Hotel for the 2014, 2015 and 2016 calendar years and year-to-date(or it has otherwise made available the same in the E-Room), and these are the same statements which Seller relies upon in connection with its ownership and operation of the Hotel.

(m)          Management Agreement. To Seller’s knowledge, as of the Effective Date, Seller’s Manager is not in material default of any of its obligations under the Seller’s Management Agreement.

(n)          Employees. To Seller’s knowledge, (i) all Hotel Employees are employed by Manager and (ii) during the period during which Seller has owned the Hotel, neither Seller nor Seller’s Manager has been a party to any collective bargaining agreement or any multi-employer plan (as defined in ERISA) with respect to the Hotel.

Notwithstanding anything herein to the contrary, prior to the expiration of the Inspection Period, Seller shall have the right, upon written notice delivered to Buyer at least one (1) business day prior to the expiration of the Inspection Period, to freely update, modify or otherwise revise any of the foregoing representations and warranties or schedules related thereto for any reason whatsoever and without any liability to Buyer hereunder. Notwithstanding any of the foregoing, all of the representations and warranties of Seller in this Agreement shall be deemed modified to reflect, and Buyer shall be deemed to have knowledge of, (1) all information actually known to Buyer prior to the expiration of the Inspection Period, whether arising from Buyer’s diligence investigations or otherwise, including, without limitation, information contained in the Seller Due Diligence Materials and all other information contained in any other diligence materials or physical condition, environmental, zoning, engineering and other third-party reports obtained by Buyer or its representatives, (2) any matter disclosed in any exhibits or schedules to this Agreement or in any document in the E-Room at least one business day prior to the expiration of the Inspection Period, and (3) any facts disclosed to or otherwise actually known prior to the expiration of the Inspection Period by Buyer, including, without limitation, any changes or other matters shown on the certificate delivered by Seller pursuant to Section 4.2 hereof, and Seller’s liability with respect to its representations and warranties shall arise only with respect to such representations and warranties as so modified. In no event shall Seller be liable to Buyer for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the Closing Date and (A) is expressly permitted under the terms of this Agreement or (B) results from any act or omission of Buyer.

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5.2	Knowledge Defined.

(a)          For purposes of this Agreement, Seller’s “knowledge” or similar statements means the actual, present knowledge of Mr. Lee McDonald (provided that, in no event shall such person have any personal liability arising under this Agreement), after appropriate inquiry of the Hotel’s general manager and the chief of engineering, but without any other duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or any of its affiliates.

(b)          For purposes of this Agreement, Buyer’s “knowledge” or similar statements means the actual, present knowledge of Mr. John G. Murray (provided that, in no event shall such person have any personal liability arising under this Agreement), without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Buyer or any of its affiliates.

5.3	Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 as updated by the certificate of Seller to be delivered to Buyer at Closing in accordance with Section 4.2(g) hereof, shall survive Closing for a period ending the earlier of (a) one hundred eighty (180) days after the Closing Date or (b) November 30, 2017 (such date, the “Survival Outside Date”), such that no action for a breach of any representation or warranty by Seller may be commenced after the Survival Outside Date; provided, however, any such action which is commenced in accordance with the terms and provisions of this Agreement prior to the Survival Outside Date may be continued beyond the Survival Outside Date.

5.4	Covenants of Seller. Notwithstanding any other provisions of this Agreement to the contrary, Buyer acknowledges and agrees that, pursuant to the Seller’s Management Agreement, Seller’s Manager has certain decision making authority over the Property, including, without limitation, the right to execute certain contracts and other agreements and to take certain actions with respect to the Property, and Seller’s ability to control the management and operation of the Property is circumscribed by the terms of the Seller’s Management Agreement. In no event shall the performance of Seller’s Manager’s rights and obligations under the Seller’s Management Agreement result in a breach by Seller of its obligations under this Agreement. Subject to the foregoing, Seller hereby covenants as follows:

(a)          From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use commercially reasonable efforts to cause Seller’s Manager to operate and maintain the Hotel in a manner consistent with the manner in which Seller’s Manager has operated and maintained the Hotel prior to the date hereof, in good condition consistent with past practice and in accordance with the Management Agreement, reasonable wear and tear excepted. Without limiting the foregoing, Seller shall use commercially reasonable efforts to cause Seller’s Manager (i) to continue to secure Bookings for the Hotel for periods from and after the Closing Date, (iii) not to grant any Hotel Employees any increases in wages or benefits other than in the ordinary course of business consistent with past practices and (iii) not to sell, assign or otherwise dispose (or enter into any agreement for the sale, assignment or disposition) of any of the Property, except the sale and consumption of Personal Property and Consumable Inventory in the ordinary course of business consistent with past practices.

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(b)          Prior to the expiration of the Inspection Period, Seller shall be entitled to enter into any new Service Contracts, new Leases (each, a “New Lease”) with respect to the Property, and any agreements modifying the Service Contracts or Leases, in each case in the ordinary course of business, without Buyer’s approval provided that the Seller gives Buyer notice thereof promptly upon entering into the same and in any event not less than five (5) business days prior to the expiration of the Inspection Period. From and after the expiration of the Inspection Period, Seller shall not enter into any new Service Contract, New Lease or any other agreement or encumbrance (other than Bookings made in the ordinary course of business) with respect to the Property nor shall Seller enter into any agreements modifying the Service Contracts or Leases unless (i) any such agreement or modification will not bind Buyer or the Property after the Closing Date or is subject to termination on not more than thirty (30) days’ notice without penalty, (ii) any such agreement or modification is required pursuant to the terms of the agreement, Service Contract or Lease in question, or (iii) Seller has obtained Buyer’s prior written consent to such agreement or modification, which consent may be given or withheld by Buyer in Buyer’s sole discretion but which consent shall be deemed given if Buyer fails to respond to Seller’s request for consent within five (5) days following Buyer’s receipt thereof. Promptly following the expiration of the Inspection Period, Seller shall instruct Seller’s Manager not to enter into any Service Contracts or New Leases except for those that Seller would be permitted to enter hereunder and Buyer shall not be obligated to assume any such Service Contracts or New Leases entered into by Seller’s Manager following the expiration of the Inspection Period unless Buyer shall have consented to the same in accordance with this paragraph.

(c)          Seller shall cooperate, and Seller shall cause Seller’s Manager to cooperate, at no out-of-pocket cost or liability to Seller or Seller’s Manager (and provided that Seller shall pay the fees and expenses of Seller’s counsel), with Buyer in all commercially reasonable respects in connection with issuance to Buyer or Buyer’s Manager of liquor licenses to be used in connection with the operation of the Hotel. Such cooperation of Seller or Seller’s Manager shall not create any potential liability for Seller or Seller’s Manager.

(d)          Seller shall maintain, and Seller shall cause Seller’s Manager to maintain, all of the current insurance policies (or the substantial equivalent of such insurance) obtained by Seller or Seller’s Manager for the Property in place until Closing.

(e)          Within ten (10) business days following the expiration of the Inspection Period, Buyer may deliver a notice to Seller identifying those Service Contracts and/or Equipment Leases that Buyer requests that Seller terminate. If Buyer delivers any such notice to Seller, then Seller shall use commercially reasonable efforts to terminate such Service Contracts and Equipment Leases identified by Buyer as of the Closing Date, if terminable, but such termination, if there is a penalty or early termination fee or similar cost associated with the same, shall be at Buyer’s sole cost and expense. At Buyer's request and if the Service Contract or Equipment Lease has been terminated, Seller shall provide to Buyer evidence of such termination to Buyer.

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(f)          Seller shall promptly notify Buyer if Seller becomes aware of (i) any event, occurrence or condition which has had or could reasonably be expect to have a material adverse effect on the Hotel or the Property or the business conducted thereon, (ii) any change in the condition of the Hotel or the Property or of any event or circumstance which could reasonably be expected to make any representation or warranty of Seller to Buyer under this Agreement untrue or misleading in any respect, and (iii) any condemnation proceedings commenced or threatened in respect of the Property or the operations of the Hotel.

(g)          Seller shall reasonably cooperate (and Seller shall instruct Seller’s Manager to reasonably cooperate) with Buyer and Buyer’s Manager in the transition of management and operations at the Hotel. In furtherance of the foregoing, at Buyer's request, not later than thirty (30) days prior to the Closing Date, Seller shall provide or cause to be provided at the Hotel an appropriate office or other suitable place for personnel for any such transitional management operation to work and shall allow Buyer and Buyer’s Manager to observe operations and plan conversion processes, provide information to Hotel Employees with respect to future employment, and hold informational employee meetings, so long as such observation, planning, and meetings do not unreasonably disrupt Seller’s ongoing business operations at the Hotel or create any liability for Seller or Manager, and Seller and Seller's manager shall be invited to attend all such meetings that involve Hotel Employees.

(h)          Seller shall request, and use commercially reasonable efforts to obtain, estoppel certificates from all tenants under the Leases and to deliver to Buyer all responses received by the Seller in connection with the Seller’s request for the same promptly following such receipt; provided, however, Seller will deliver to Buyer, by the Closing Date, (i) a commercially reasonable form of estoppel certificate in form and substance reasonably satisfactory to Buyer from tenants representing at least fifty percent (50%) of the areas subject to Leases and (ii) a commercially reasonable form of estoppel certificate in form and substance reasonably satisfactory to Buyer from Seller with respect to Leases representing at least eighty-five percent (85%) of the areas subject to Leases that were not provided by the tenants themselves (such that Seller may provide the estoppel certificates with respect to up to thirty-five percent (35%) of the areas subject to Leases).

5.5	Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller:

(a)          ERISA. Buyer is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974.

(b)          Organization and Authority. Buyer has been duly organized and is validly existing and in good standing under the laws of its state of formation. Buyer has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Buyer’s obligations hereunder, and all requisite action necessary to authorize Buyer to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Buyer is authorized to do so, and this Agreement is enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency and similar laws.

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(c)          No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transaction contemplated herein will not: (i) result in a breach or acceleration of or constitute a default under any agreement or instrument by which Buyer is bound or affected which would have an adverse impact on the ability of Buyer to timely close the acquisition of the Property pursuant to the terms of this Agreement; or (ii) constitute or result in the violation or breach by Buyer of any judgment, order, writ, injunction or decree issued against or imposed upon Buyer or result in the violation of any applicable law, rule or regulation of any governmental authority.

(d)          No Consents. No consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other person or entity on the part of Buyer is required in connection with the execution, delivery and performance of Agreement or the consummation of the transactions contemplated, except for those that have already been obtained or will be obtained prior to Closing.

(e)          Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Buyer which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(f)          Patriot Act Compliance. To Buyer’s knowledge, neither Buyer nor any entity controlled by Buyer (i) is in violation of any applicable anti-money laundering or anti-bribery laws and regulations; (ii) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC pursuant to the Order and/or on any Lists; (iii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order; or (iv) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

(g)          Tax Identification Number. Buyer’s valid tax identification number is 04-3445278.

(h)          Bankruptcy. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Buyer.

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5.6	Covenants of Buyer.

(a)          Buyer may at its election (but subject to the limitations of Section 3.1 above), inspect the Property for the presence of Hazardous Substances (as defined below), and, upon Seller’s written request following any termination of this Agreement (other than in connection with a default by Seller hereunder), shall furnish to Seller copies of any reports received by Buyer in connection with any such inspection without any representations or warranties whatsoever. Except as otherwise expressly provided in this Agreement, Buyer hereby assumes full responsibility for such inspections and irrevocably waives any claim that Buyer may have against Seller and releases Seller from all liability that Seller may have to Buyer arising from the presence of Hazardous Substances on the Property. Upon Seller’s written request following any termination of this Agreement (other than in connection with a default by Seller hereunder), Buyer shall also furnish to Seller copies of any other reports received by Buyer relating to any other inspections of the Property conducted on Buyer’s behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act (“ADA”), 42 U.S.C. §12101, et seq., if applicable) without any representations or warranties whatsoever. As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local legislation or ordinances applicable to the Property (collectively, “Environmental Laws”).

(b)          Buyer shall cause Buyer’s Tenant and Buyer’s Manager to honor all reservations made in the ordinary course of business at the Hotel (including honoring the rates at which such reservations were made, including reservations made on a wholesale, reward points redemption, or other basis), or for any related conference, banquet, or meeting space or any other facilities in connection with the Hotel made by Seller in the ordinary course of business on or prior to the Cut-Off Time for periods on or after the Closing Date.

(c)          Buyer agrees to indemnify against, defend, protect and hold Seller and the Seller Related Parties, harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees actually incurred), damages or injuries arising out of or resulting from or in connection with Buyer's breach of its obligations under this Section 5.6.

(d)          The provisions of this Section 5.6 shall survive Closing.

5.7	Employees.

(a)          Not fewer than ten (10) days prior to the Closing, Buyer shall cause Buyer’s Tenant or Buyer’s Manager to offer employment to all or substantially all of the Hotel Employees effective as of the Closing. Seller shall cause Seller’s Manager to terminate the employment of each Hotel Employee as of the Closing. Seller agrees to cooperate (and to cause Seller's Manager to cooperate) with Buyer's Manager, and take all reasonable actions as may be necessary, to transition to Buyer's Manager any Hotel Employees so hired by Buyer's Manager.

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(b)          Buyer covenants not to permit Buyer’s Tenant or Buyer’s Manager to take any action in connection with the Closing or during the ninety (90) day period following the Closing which would constitute a plant closing or mass layoff (as those terms are defined in the U.S. Worker Adjustment and Retraining Notification Act or similar state law (“WARN Act”)) with respect to the Hotel. In connection therewith, Buyer agrees that it shall cause Buyer’s Tenant or Buyer’s Manager to offer to hire effective, at and upon the Closing, and, after the Closing, Buyer shall cause Buyer’s Manager to maintain or cause to be maintained the employment of the Hotel Employees required to be hired pursuant to Section 5.7(a) hereinabove, so that the Seller, its affiliates or Seller’s Manager shall not be required to give any layoff, closing or other termination notices or otherwise incur any liability pursuant to the provisions the WARN Act in connection with the termination of the Hotel Employees pursuant to Section 5.7(a) hereinabove; provided, however, nothing in this Agreement shall be construed as granting any Hotel Employee any rights of continuing employment, compensation or benefits.

(c)          Buyer acknowledges that neither Seller nor Seller’s Manager is giving any notice under the WARN Act, and Buyer agrees to indemnify Seller and the Seller Related Parties and hold each of them harmless against any and all costs and expenses incurred by Seller and/or the Seller Related Parties arising from Buyer’s failure to comply with this Section 5.7. Buyer agrees that Buyer shall at all times rely solely upon its own assessment of and information obtained from Hotel Employees to make its employment decisions with respect to each of them.

(d)          Buyer’s obligations under this Section 5.7 shall survive Closing.

5.8	Other Transitional Matters.

(a)          All baggage or other property of guests of the Hotel which has been checked with or left in the care of the Hotel and remains in the Hotel’s care as of the Cut-Off Time shall be inventoried and tagged jointly by representatives of Seller and Buyer. Buyer hereby agrees to defend, indemnify and hold harmless Seller and Seller’s Manager against any claims, losses or liabilities in connection with such baggage and property arising out of the acts or omissions of Buyer or Buyer’s Manager from and after the Closing Date. Seller hereby agrees to defend, indemnify and hold harmless Buyer against all claims, losses and liabilities with respect to such baggage and property arising out of the acts or omissions of Seller or Seller’s Manager prior to the Closing Date.

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(b)          Not later than three (3) days prior to the Closing, Seller shall send, or cause Seller’s Manager to send, written notice to guests or other persons who have safe deposit boxes at the Hotel advising of the sale of the Hotel and requesting verification or removal of the contents within two (2) days. The safe deposit boxes of guests or other persons not responding to said written notice shall be opened only in the presence of representatives of both Seller or Seller’s Manager, on the one hand, and representatives of Buyer and Buyer’s Manager, on the other hand. The contents of all boxes opened as aforesaid shall be listed at the time such boxes are opened and each such list shall be signed by or on behalf of representatives of both Seller or Seller’s Manager, on the hand, and representatives of Buyer and Buyer’s Manager, on the other hand, and Buyer shall not be liable or responsible for any items claimed to have been in said boxes unless such items are included in such list. Seller agrees to indemnify, defend and hold Buyer and Buyer’s Manager harmless from and against any liability or responsibility for any items claimed to have been in said boxes but not included on such list and Buyer agrees to indemnify, defend and hold Seller and Seller’s Manager harmless from and against any liability or responsibility for items claimed to have been in said boxes and included in such list and all claims, losses and liabilities with respect thereto arising out of the acts or omissions of Buyer after the Closing Date.

(c)          Buyer shall be responsible for any sales tax and other similar taxes on the sale of the Personal Property, if any. Buyer shall pay any sales tax and other similar taxes, if any is due, directly to the applicable taxing authority promptly following the Closing (but in no event later than when such taxes are due and payable, if applicable), and Buyer shall indemnify, defend and hold Seller and the Seller Related Parties harmless from and against all claims, liabilities, costs and expenses arising out of the failure of Buyer to timely pay all such taxes to the applicable taxing authority.

(d)          The parties’ obligations under this Section 5.8 shall survive Closing.

Article VI

DEFAULT AND INDEMNIFICATION

6.1	Default by Buyer. If Buyer defaults under this Agreement in any material respect at or prior to Closing, Seller shall be entitled, as its sole and exclusive remedy, at law and/or in equity (without limiting Seller’s rights with respect to any indemnification obligations of Buyer under this Agreement or under Section 10.20 below), to terminate this Agreement and receive the Earnest Money as liquidated damages for Buyer’s breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER, AT LAW AND/OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER AT OR PRIOR TO CLOSING (WITHOUT LIMITING SELLER’S RIGHT WITH RESPECT TO ANY INDEMNIFICATION OBLIGATIONS OF BUYER UNDER THIS AGREEMENT OR UNDER SECTION 10.20 BELOW). THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

INITIALS:          Seller _______          Buyer _______

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Nothing contained in this Section 6.1 shall limit or prevent Seller from (a) asserting any legal or equitable claims against Buyer for Buyer’s obligation to pay attorneys’ fees and other amounts under Section 10.20, or (b) enforcing any indemnity obligation of Buyer under this Agreement or preclude Seller from obtaining a damage award in connection therewith, or (c) enforcing Buyer’s other obligations and liabilities which survive Closing or a termination of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, in no event shall Buyer be liable for, and Seller hereby waives the right to collect or seek to collect, any consequential, speculative or punitive damages (including diminution in value) other than in connection with a claim for indemnification of Seller and/or the Seller Related Parties where such parties have the foregoing liability.

6.2	Default by Seller. If Seller defaults under this Agreement at or prior to Closing in any material respect, Buyer shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money, whereupon Seller shall reimburse Buyer for all out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement, which return and reimbursement shall operate to terminate this Agreement and release Seller from any and all liability hereunder other than those obligations which expressly survive termination hereunder, or (b) to enforce specific performance of Seller’s obligation to execute and deliver the documents required to convey the Property to Buyer, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Buyer shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money and reimbursement for Buyer’s out-of-pocket costs and expenses if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before the date which is thirty (30) days following the date upon which Closing was to have occurred. As material consideration to Seller’s entering into this Agreement with Buyer, Buyer expressly waives any right under statutory or common law or otherwise to record or file a lis pendens or a notice of pendency of action or similar notice against all or any portion of the Property unless (i) all conditions precedent to Seller’s obligation to proceed to Closing have been satisfied (other than payment of the Purchase Price) and Seller defaults in its obligation to proceed to Closing, and (ii) Buyer timely files an action for specific performance in accordance with this Section 6.2. Any attempt by Buyer to file a lis pendens or notice of pendency in violation of this Section 6.2 shall be null and void ab initio. Buyer shall indemnify, defend and hold Seller harmless from and against all claims, liabilities, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) arising out of Buyer’s filing (or attempted filing) of a lis pendens or notice of pendency in breach of this Section 6.2. The provisions of this Section 6.2 shall survive the termination of this Agreement.

6.3	Right to Cure Defaults. Notwithstanding anything to the contrary in this Agreement, neither Seller nor Buyer shall have the right to exercise its remedies under this Article VI for a default by the other hereunder unless the party alleging such default has provided written notice to the other specifying in reasonable detail the nature of such default, and the party who is alleged to be in default has not cured the same within ten (10) days after receipt of such notice (the “Cure Period”), in which case the Closing Date shall be extended (as necessary) until the date which is five (5) business days after the expiration of the Cure Period; provided, however, no such notice or cure period shall apply to any failure by either party to deliver any documents or funds required to be delivered hereunder at the Closing.

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6.4	Limitation on Seller's Liability; Outside Date for Making Claim. No claim for a breach of any representation or warranty of Seller under this Agreement or any closing documents that expressly survives the Closing pursuant to this Agreement or the terms of the applicable closing document (including, without limitation, any indemnification obligation of Seller) shall be actionable or payable unless each of the following conditions is satisfied: (a) the breach in question results from or is based on a condition, state of facts or other matter which was not known to Buyer prior to Closing, (b) the valid claims for all such breaches, if any, collectively aggregate more than FIFTY THOUSAND and NO/100 DOLLARS ($50,000), in which event the amount of such claims shall be actionable from the first dollar (subject to the Cap as set forth below), and (c) written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller and an action shall have been commenced by Buyer against Seller prior to the Survival Outside Date (any such claim not brought within the foregoing time periods shall be deemed irrevocably waived). As used herein, the term “Cap” shall mean the total aggregate amount of TWO MILLION and NO/100 DOLLARS ($2,000,000). Notwithstanding any provision of this Agreement to the contrary, in no event shall (i) Seller’s maximum aggregate liability to Buyer for breach of any representation, warranty, covenant or other obligation (including, without limitation, any indemnification obligation) of Seller in this Agreement that expressly survives Closing, taken in the aggregate with any other claims by Buyer against Seller for breach of a representation or warranty of Seller, exceed the amount of the Cap, or (ii) Seller be liable for, and Buyer hereby waives the right to collect or seek to collect, any consequential, speculative or punitive damages (including diminution in value). Seller shall, on the Closing Date, deposit TWO MILLION and NO/100 DOLLARS ($2,000,000.00) into escrow with the Escrow Agent pursuant to an escrow agreement in form and substance reasonably satisfactory to Seller, Buyer and the Escrow Agent to secure any post-Closing obligations and liabilities of Seller to Buyer under this Agreement; provided, however, on December 1, 2017, the Escrow Agent shall disburse to Seller, and Seller may distribute to its principals, investors or otherwise, any such escrowed funds (i) not already used to address such post-closing obligations and (ii) that are not the subject of any claim made by Buyer on or prior to November 30, 2017, including, without limitation, any lawsuits that have been filed by November 30, 2017. Notwithstanding anything contained in this Section 6.4 to the contrary, none of the limitations on Seller’s liability set forth in this Section 6.4 shall apply to Seller’s obligations under Section 4.4.14 and Section 4.4.15 of this Agreement.

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Article VII

RISK OF LOSS

7.1	Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not “major” (as hereinafter defined), Seller shall promptly deliver written notice thereof to Buyer and this Agreement shall remain in full force and effect, and, at Buyer’s option, Seller shall perform any necessary repairs (to return the Property to substantially the condition in which it existed immediately prior to such loss or damage) or assign to Buyer at Closing all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question (other than business interruption proceeds attributable to the period prior to Closing). In the event that Buyer elects to cause Seller to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and (as necessary) the Closing Date shall be extended for a reasonable time in order to allow for the completion of such repairs. If Buyer elects to cause Seller to assign a casualty claim to Buyer, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Buyer.

7.2	Major Damage. In the event of a “major” loss or damage to the Property, Seller shall promptly deliver written notice thereof to Buyer, and Buyer may terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Buyer. If Buyer fails for any reason to deliver written notice of termination to Seller within ten (10) days after Seller sends Buyer written notice of the occurrence of major loss or damage, then Buyer shall be deemed to have elected not to proceed with Closing. If Buyer elects to proceed with the Closing, Seller shall assign to Buyer at Closing all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question, and the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy and at Closing Seller shall assign all of its rights to proceeds under the applicable policy with respect to any claim for the applicable loss (other than business interruption proceeds attributable to the period prior to Closing). Upon Closing, full risk of loss with respect to the Property shall pass to Buyer. If the end of the ten (10) day period in which Buyer is supposed to deliver written notice of termination under this Section 7.2 extends beyond the Closing Date, then the Closing Date shall be extended by two (2) business days following the end of such ten (10) day period.

7.3	Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2, “major” loss or damage refers to the following: (a) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the same to a condition substantially identical to that which existed prior to the event of damage would be, in the opinion of an independent architect or other qualified independent third-party selected by Seller and reasonably approved by Buyer, equal to or greater than five percent (5%) of the Purchase Price, (b) loss or damage to the Property following which Seller’s lender applies any proceeds or award against any amounts owed to lender (unless Seller provides Buyer with a credit for the amount of the same at Closing), and/or (d) any loss due to a condemnation which permanently and materially impairs (or any condemnation that has been threatened in writing which would reasonably be expected to permanently and materially impair) the current use or value of the Real Property (including, without limitation, any such condemnation or threatened condemnation that would result in a loss of rooms at the Hotel or otherwise materially impair regular operations of the Hotel due to a loss of common areas or parking spaces at the Hotel or a permanent disruption of access to the Hotel). If Buyer does not give notice to Seller of Buyer’s reasons for disapproving an architect or other third-party selected by Seller within five (5) business days after receipt of notice of the proposed architect or other third-party, Buyer shall be deemed to have approved the architect or the other third-party selected by Seller.

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Article VIII

COMMISSIONS

8.1	Brokerage Commissions. In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller agrees to pay Cushman & Wakefield (“Broker”) at Closing a brokerage commission pursuant to a separate written agreement between Seller and Broker. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder (other than Broker) by, through or on account of any acts of said party or its representatives, said party will indemnify, defend, protect and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this Section 8.1 shall survive Closing or earlier termination of this Agreement.

Article IX

DISCLAIMERS AND WAIVERS

9.1	No Reliance on Documents. Except as expressly set forth in Section 5.1 above, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by or on behalf of Seller or its brokers to Buyer in connection with the transaction contemplated hereby including, without limitation, the Seller Due Diligence Materials. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (a) any environmental, property condition or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (b) except as otherwise expressly provided in this Agreement, Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, and (c) neither Seller nor any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report or other materials provided to Buyer in connection with this Agreement.

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9.2	DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5.1 OF THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED BY SELLER AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY (OR ANY PORTION OR COMPONENT THEREOF), INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, PAST, PRESENT OR FUTURE FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, ANY DESIGN OR CONSTRUCTION ERRORS, OMISSIONS OR DEFECTS, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OR NON-COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS OR THE EXISTENCE OR NON-EXISTENCE OF ANY VIOLATIONS THEREOF, ANY LITIGATION OR OTHER LEGAL OR ADMINISTRATIVE ACTION OR PROCEEDING, THE TERMS OF ANY LEASE OR THE COMPLIANCE OR NON-COMPLIANCE OF ANY LEASE WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO BUYER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY (OR ANY PORTION OR COMPONENT THEREOF) (COLLECTIVELY, THE “EXCLUDED MATTERS”). BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN SECTION 5.1 OF THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED BY SELLER AT THE CLOSING. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY AND ANY ACTUAL OR PROPOSED BUDGETS FOR THE REAL PROPERTY) MADE OR FURNISHED BY SELLER, MANAGER OR ANY MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS DELIVERED BY SELLER AT CLOSING. BUYER REPRESENTS TO SELLER THAT BUYER IS A SOPHISTICATED INSTITUTIONAL INVESTOR WITH SUBSTANTIAL EXPERIENCE AND EXPERTISE WITH INVESTMENT PROPERTIES AND HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED AT CLOSING. UPON CLOSING AND SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN SECTION 5.1 AND THE DOCUMENTS DELIVERED AT CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, THE EXCLUDED MATTERS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE UNCONDITIONALLY WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AFFILIATES, CONSULTANTS, MANAGERS, REPRESENTATIVES AND AGENTS, SUCH PARTIES AND SELLER BEING “SELLER RELEASED PARTIES”) FROM AND AGAINST ANY AND ALL CLAIMS (INCLUDING CONTRIBUTION AND COST RECOVERY CLAIMS), DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF OR IN CONNECTION WITH ANY OF THE EXCLUDED MATTERS AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY MATTERS RELATING TO EMPLOYMENT OF HOTEL EMPLOYEES), EXCEPT FOR FRAUD AND THE EXPRESS OBLIGATIONS OF SELLER UNDER THIS AGREEMENT OR ANY AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING. BUYER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE CLOSING DATE, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF BUYER.

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The waivers and releases set forth in Section 5.6(a) and in the immediately preceding paragraph include claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s waiver or release of Seller and the other parties referenced in this Section 9.2.

9.3	Covenant Not to Sue. Buyer, on its own behalf and on behalf of any affiliates of Buyer, covenants and agrees never to sue or otherwise commence or prosecute any action or other proceeding against any of the Seller Released Parties, for a claim released pursuant to this Agreement. The parties hereto agree that this Section 9.3 (the “Covenant Not to Sue”) may be pleaded by any of the Seller Released Parties as a full and complete defense to any action or proceeding by Buyer or any affiliate of Buyer that is contrary to the terms of the releases in this Article IX (“Releases”), and may be asserted as a basis for abatement of, or injunction against, said action or proceeding and as a basis for a cross-complaint for damages therein.

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9.4	Repairs, Reserves, and Capital Expenditures. Buyer acknowledges and agrees that (a) except as expressly provided in this Agreement, Seller shall have no obligation to make any repairs, replacements, improvements or alterations to the Property or to expend any funds therefor, and (b) Buyer shall not be entitled to a credit to the Purchase Price at Closing in the event capital expenditures actually made at the Hotel for any year are less than the budgeted amount as of the Closing Date.

9.5	Exculpation. Buyer agrees that it does not have and will not have any claims or causes of action arising out of or in connection with this Agreement or the transactions contemplated hereby against any direct or indirect officer, director, employee, trustee, shareholder, member, manager, investor, partner, principal, parent, subsidiary or other affiliate of Seller or Seller’s Manager, respectively, or any officer, director, employee, trustee, shareholder, partner, manager, member, investor or principal of any such parent, subsidiary or other affiliate (collectively, “Seller Affiliates”). Buyer agrees to look solely to Seller and Seller’s interest in the Property or, if the Closing has occurred, the net proceeds of the sale (subject to Section 5.3 and the other limitations contained herein), for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby for which Seller is liable or obligated pursuant to the terms hereof, or for the performance of any of the covenants, warranties or other agreements contained herein, and otherwise further agrees not to sue or otherwise seek to enforce any personal obligation against any Seller Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby.

9.6	Effect and Survival of Disclaimers. Seller and Buyer acknowledge that the compensation to be paid to Seller for the Property has been decreased to take into account that the Property is being sold subject to the provisions of this Article IX. Seller and Buyer agree that the provisions of this Article IX shall survive Closing or the termination of this Agreement.

Article X

MISCELLANEOUS

10.1	Confidentiality.

(a)          Buyer shall not, itself or through its officers, employees, managers, contractors, consultants, agents, representatives or any other person, directly or indirectly, communicate with any governmental authority or any official, employee or representative thereof, involving any matter with respect to the Property or Hotel operations prior to the expiration of the Inspection Period, except in connection with reviewing any public records with respect to the Real Property and the operation of the Hotel. Except as otherwise provided in Section 3.1, prior to expiration of the Inspection Period, Buyer shall not, itself or through its officers, employees, managers, contractors, consultants, agents, representatives or any other person, directly or indirectly, communicate with any Hotel Employees or the tenants of the Property or any person representing any Hotel Employees or the tenant involving any matter with respect to the Property or the operation of the Hotel, the Hotel Employees or this Agreement, without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion, unless such communication is arranged by Seller. Following expiration of the Inspection Period and notification by Seller to the Hotel Employees of the pending sale of the Hotel (which notification shall occur no later than thirty (30) days prior to the Closing Date), Seller shall arrange communications between Buyer and existing Hotel Employees as reasonably necessary to facilitate an efficient and effective transition of ownership and management of the Hotel upon Closing, provided that (i) such communications shall not unreasonably interfere with the on-going management and operation of the Hotel, and (ii) Buyer shall not have the right to direct any such Hotel Employees.

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(b)          Any press release made to the public, at any time prior to Closing, of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Buyer and Seller and their respective counsel. Notwithstanding the foregoing, at any time following the Effective Date, Buyer may file with the United States Securities Exchange Commission information regarding the transaction contemplated by this Agreement to the extent required by law. Notwithstanding anything contained herein to the contrary, in no event shall Seller ever identify Hospitality Properties Trust or any of its affiliates as the buyer of the Property in any press release or similar disclosure, which obligation shall survive the Closing.

(c)          Notwithstanding anything contained in this Agreement to the contrary, Buyer may disclose information related to this Agreement and/or the transactions contemplated hereby (including, without limitation, information obtained by Buyer in connection with the Property derived from Seller Due Diligence Materials which is not otherwise publicly available) without Seller’s prior approval, agreement or consent: (i) to the extent Buyer or its affiliates determine, in consultation with its legal counsel, that such disclosure is required or otherwise appropriate in connection with any filing by Buyer or its affiliates with the Securities and Exchange Commission (the “SEC”) or any stock exchange rule applicable to Buyer or its affiliates; (ii) to the extent Buyer or its affiliates determine, in consultation with legal counsel, that such disclosure is required or otherwise appropriate in any prospectus, report or other filing made by Buyer or its affiliates with the SEC or any stock exchange or in any press release, earnings release or supplemental data related thereto; (iii) to Buyer’s or its affiliates’ underwriters, prospective underwriters, placement agents and prospective placement agents which are advised of its confidentiality; (iv) pursuant to Buyer’s or its affiliates’ investor relations program conducted in the ordinary course; (v) in connection with any litigation between the parties; (vi) as expressly permitted under this Agreement or as necessary for Buyer to perform its obligations under this Agreement; and/or (vi) following the expiration of the Inspection Period, as necessary in order to facilitate an orderly transition of the business and operations at the Hotel.

10.2	Allocation of Liability to Third Parties. It is expressly understood and agreed that Seller shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities and expenses arising out of events, contractual obligations, acts, or omissions of Seller or Seller's Manager that occurred in connection with the ownership or operation of, or conduct of business on, the Property prior to the Closing (unless expressly assumed by Buyer and for which Buyer has received a credit under this Agreement), and Buyer shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities and expenses arising out of events, contractual obligations, acts, or omissions of Buyer or Buyer's Manager that occur in connection with the ownership or operation of, or conduct of business on, the Property from and after the Closing.

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10.3	Discharge of Obligations. The acceptance of the Deed by Buyer shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

10.4	Assignment. Except as set forth below, Buyer may not assign its rights under this Agreement without first obtaining Seller’s written approval which may be given or withheld in Seller’s sole discretion; provided, however, on before the date that is twenty (20) days after the end of the Inspection Period, Buyer may assign this Agreement in whole or in part to one or more direct or indirect wholly-owned subsidiaries of Buyer without Seller’s prior written approval but with prior written notice to Seller. Except as set forth above, any assignment or attempted assignment (or deemed assignment or attempted assignment) by Buyer in violation of this Section 10.4 shall be void if made without the prior written consent of Seller. Any assignment by Buyer of this Agreement shall not relieve Buyer of its obligations under this Agreement and any permitted assignee must expressly assume the obligations of Buyer in writing. Without limiting the foregoing, in no event shall Buyer assign this Agreement to any assignee which, in the reasonable judgment of Seller, will cause the transaction contemplated hereby or any party thereto to violate the requirements of ERISA.

10.5	Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with confirmation of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) electronic mail delivered before 5:00 p.m. (Central time) on a business day sent to the intended addressee at the address set forth below, with a courtesy copy sent on or before the following business day by the method set forth in clause (a) or (b) of this Section 10.5. Any party shall have the right to change its address for notices by delivery of written notice sent in accordance herewith, and each notice shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of electronic mail transmission, as of the date of the electronic mail transmission. Attorneys for either party may give notices on behalf of the parties whom they represent. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

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If to Seller:

Chase Park Plaza Hotel, LLC

c/o Behringer Harvard

15601 No Dallas Pkwy, Suite 600

Addison, TX 75001

Tel. No.: (469) 341-2344 or (214) 655-1600

Fax No.: (214) 655-1610

Email: lmcdonald@behringermail.com

Attention: Lee McDonald, Asset Manager

With a copy to:

Jeffer Mangels Butler & Mitchell LLP

1900 Avenue of the Stars, 7th Floor

Los Angeles, CA 90067

Tel. No.: (310) 201-3518

Fax No.: (310) 712-8566

E-mail: dsu@jmbm.com

Attention: David Sudeck, Esq.

If to Buyer:

Hospitality Properties Trust

Two Newton Place

255 Washington Street

Newton, MA 02458

Attention: John G. Murray

Email: jmurray@rmrgroup.com

With a copy to:

Sullivan & Worcester LLP

One Post Office Square

Boston, MA 02109

Attention: John M. Steiner

Email: jsteiner@sandw.com

10.6	Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

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10.7	Calculation of Time Periods; Time is of the Essence. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under federal laws or the laws of the State in which the Real Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., (Central time). Time is of the essence with respect to each and every term and provision of this Agreement. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or legal holiday under federal laws or the laws of the State in which the Real Property is located and/or the Commonwealth of Massachusetts.

10.8	Successors and Assigns. Subject to the limitations on assignment set forth in Section 10.4 above, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.9	Entire Agreement. This Agreement, including the Exhibits, and the Schedules contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.10	Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement; provided, however, that this sentence shall not obligate either party hereto to execute, acknowledge or deliver any instrument which would or might impose upon such party any additional liability or obligations (beyond that imposed upon on it under the documents delivered, or required to be delivered, by such party at the Closing, and the provisions of this Agreement which survive the Closing).

10.11	Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. Signatures to this Agreement executed and transmitted by copies of physically signed documents exchanged via email attachments in PDF format or equivalent shall be valid and effective to bind the party so signing. Each party agrees to deliver promptly an executed original of this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Agreement.

10.12	Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

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10.13	Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE IN WHICH THE LAND IS LOCATED AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND BUYER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE CITY OF ST. LOUIS, MISSOURI IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE CITY OF ST. LOUIS, MISSOURI. BUYER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.13 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

10.14	No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller, Seller’s Manager, Buyer, Buyer’s Tenant and Buyer’s Manager only and are not for the benefit of any third party, and accordingly, except for Seller’s Manager, Buyer’s Tenant and Buyer’s Manager, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.15	Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Schedule 1.1(a)	-	Legal Description of the Land
Schedule 1.1(c)	-	Excluded Personal Property
Schedule 1.1(e)-1	-	Service Contracts
Schedule 1.1(e)-2	-	Equipment Leases
Schedule 1.1(h)	-	List of Leases
Schedule 5.1(c)	-	Litigation
Schedule 5.1(e)	-	Property Violations
Exhibit A	-	Deed
Exhibit B	-	Bill of Sale
Exhibit C	-	Assignment and Assumption of Service Contracts, Bookings and Intangibles
Exhibit D	-	Assignment and Assumption of Leases
Exhibit E	-	FIRPTA Certificate
Exhibit F	-	Form of Owner’s Affidavit

10.16	Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.17	Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits, schedules or amendments hereto. Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

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10.18	Termination of Agreement. It is understood and agreed that if either Buyer or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Buyer from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.19	Attorneys’ Fees. If any action or proceeding is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in addition to any other relief awarded by the court.

10.20	No Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

10.21	No Reservation of Property. The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Buyer and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by both Buyer and Seller.

10.22	No Recordation. Buyer shall not record this Agreement, nor any memorandum or other notice of this Agreement, in any public records. This Section 10.23 shall not preclude Buyer from filing a lis pendens in connection with an action for specific performance timely filed in accordance with, and subject to the terms and provisions of, Section 6.2.

10.23	Joint and Several Liability. Owner and Owner’s Tenant shall be jointly and severally liable for all of the liabilities and obligations of Seller under this Agreement.

10.24	Waiver Of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CLOSING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

10.25	Exculpation of Trustees. THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING HOSPITALITY PROPERTIES TRUST, DATED AUGUST 21, 1995, AS AMENDED AND SUPPLEMENTED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF HOSPITALITY PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, HOSPITALITY PROPERTIES TRUST. ALL PERSONS DEALING WITH HOSPITALITY PROPERTIES TRUST IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF HOSPITALITY PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

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10.26	Survival. The provisions of this Article X shall survive the Closing or termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

CHASE PARK PLAZA HOTEL, LLC,

a Delaware limited liability company

By:
Name:
Title:

CPPH, LLC,

a Delaware limited liability company

By:
Name:
Title:

BUYER:

HOSPITALITY PROPERTIES TRUST,

a Maryland real estate investment trust

By:
Name:
Title:

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JOINDER OF ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall hold in escrow the Earnest Money (and the interest earned thereon) and documents to be delivered in escrow pursuant to this Agreement, and shall disburse the Earnest Money (and the interest earned thereon) and all documents delivered to Escrow Agent in accordance with the provisions of the foregoing Agreement.

Fidelity National Title

By:
Name:
Title:

Dated: _____________, 2017

Schedule 1.1(a)

LEGAL DESCRIPTION OF THE LAND

[aTTACHED]

Schedule 1.1(c)

EXCLUDED PERSONAL PROPERTY

[ATTACHED]

Schedule 1.1(e)-1

SERVICE CONTRACTS

	Service	Vendor
1)	American Express Card Services
2)	Armored Car Service	Loomis
3)	Credit & Collection Services	Dun and Bradstreet
4)	Credit Card Gateway Services (All exc. American Express)
5)	Credit Card Processing Services (All exc. American Express)
6)	Financial Reporting System	ProfitSword
7)	General Ledger Accounting System	M3 Accounting
8)	Ground Lease
9)	Hotel Purchase Card Services
10)	Hotel Vehicle Lease	Nissan
11)	Professional Consulting Agreements
12)	Real Estate & Personal Property Tax Consulting
13)	Travel Agent Commission Payment Processing Services	Pegasus /onyx
14)	Electric and/or Gas Supply Agreement (Dereg. States Only)
15)	Electrician
16)	Elevator/Escalator maintenance	Midwest Elevator
17)	Fire Alarm Inspection/Service	Simplex
18)	Fire Alarm Monitoring	Simplex
19)	Hood Cleaning Services	Averus
20)	HVAC Service	Trane
21)	Sprinkler Inspection/Service	St Louis Automatic Sprinkler
22)	Water Treatment	Nalco
23)	Contract Labor Agreement	First Class Work Force
23B	Contract Labor Agreement	LGC Staffing
24)	Employee Transportation
25)	Union Contracts
26)	Cell Phone Provider	AT&T
27)	Communication and Service Application (example: HotSOS)
28)	Free to Guest TV	Sonifi
29)	Guestroom Locks

30)	Internet Provider	ACC Business
31)	LAN Service Contracts	Platinum Services
32)	On-Hold Music
33)	Other IT Contracts - not specified above
34)	PBX Maintenance	Gossamer
35)	Point-of-sale System	DCRS (Micros)
36)	Printer/Copier/Multi-Function Unit (MFU) Lease/Service	Ricoh
37)	Property Management System	Par Springer Miller
38)	Reservation System (Restaurant)	Open Table
39)	Reservation System (Rooms)	Preferred Hotel System
40)	Telephone Provider	AT &T
41)	Telephone Switch & Telephone Equipment Leases
42)	Wi-Fi Technical Support	Blueprint RF
43)	AAA Tour Book Advertising
44)	Advertising Agency
45)	Advertising on GayTravel.com
46)	Advertising on TheKnot.com	The Knot
47)	Advertising on TripAdvisor.com	TripAdvisor
48)	Advertising on WeddingWire.com	WeddingWire
49)	Advertising on Yelp.com
50)	Barter Agreements (Advertising & Other)	SLM Media Group
51)	Email Marketing	MarketVolt
52 A	Gift Certificate & Gift Card Programs	Hotel Gift Certificates (In House)
52 B	Gift Certificate & Gift Card Programs	Hotel Gift Cards
52 C	Gift Certificate & Gift Card Programs	Restaurant Gift Cards
53)	Global Distribution System Marketing	TravelClick GDS
54)	Loyalty & Frequent Traveler Programs
55)	Magazine Advertising	St. Louis Magazine
56)	Marketing Content Creation/Management
57)	Mobile Booking Application License
58)	Online Advertising	SoJern

59)	Online Booking License
60)	Online review management tools	Revinate
61)	Other Adveristing Media Agreements
62)	Other Advertising Partnership (s)
63)	Other Marketing Services
64)	Public Relations for any leased space (i.e. specialty restaurant)	Kaleidosope Management Group
65)	Public Relations for the hotel	Kaleidosope Management Group
66)	Social Media Management	Digital Alchemy, LLC
67)	Sponsorship Agreement
68)	Targeted Online Advertising	MarketVolt
69)	Tradeshow Registrations
70)	TripAdvisor Agreements	TripAdvisor
71)	Website Hosting/Development	MileStone Internet Marketing
72)	Air Fresheners	Scentair
73)	Associations & Memberships (Chamber, Rotary, Etc.)	see below: item 167-180
74)	Audiovisual Services, Rentals, Deliveries	PSAV
75)	Business Center PC/Printer/Mgmt
76)	Document Shredding
77)	Franchise & Brand Management
78)	Landscaping	TROGOLO
79)	Management Agreements (Condo)	Park Plaza Condo Association
80)	Management Agreements (Other)	Pyramid Hotel Group
81)	Management Agreements (Valet Parking)	Towne Park
82)	Music License Agreement/Provider	ASCAP, SESAC
83)	Musicians & Entertainers
84)	MUZAC (other music delivery)	Muzac
85)	Newspapers	USA Today
86)	Off-site Storage and Other Space Leases	Koplar Properties
87)	Pest Control Services	Ecolab
88)	Snow Removal
89)	Space Cleaning Services
90) a	Sublease retail space agreements	DJ & ME aka Karagiannis Investment Corporation /Tenderloin Room
90) b	Sublease retail space agreements	Albach Insurance
90) c	Sublease retail space agreements	Washington University

90) d	Sublease retail space agreements	James Trogolo Companies, Inc.
90) e	Sublease retail space agreements	Fredman & Fredman PC
90) f	Sublease retail space agreements	Iron Workers
90) g	Sublease retail space agreements	Cutters & Co., LLC
90) h	Sublease retail space agreements	Famous Five
90) i	Sublease retail space agreements	Feelings Gift Shop, Inc.
91)	Towing
92)	Transportation
93)	Water Cooler	Absopure
94)	Alcohol (Beer)
95)	Alcohol (Draft Beer Systems)
96)	Beverage Audit	Back River LLC (Bevinco)
97)	Food Distribution Agreement
98)	Payroll Processing System	ADP
99)	Payroll Tax Service	ADP
100)	Payroll Time & Attendance System	Kronos
101)	ATM Machine	First Bank
102)	Dishmachine and Laundry lease	ECOLAB
102a	Dishmachine and Laundry lease	ECOLAB
103)	Laundry/Dry cleaning service
104)	Linen lease program
105)	Mail Meter (Pitney Bowes)	Pitney Bowes
106)	Pool chemical cleaning contract
107)	Purchasing/Procurement Portal	Avendra
108)	Rooftop Antenna Lease
109)	Security Contract	Tyco Integrated Security
110)	Uniform rental - all staff	Cintas
111)	Valet Parking and Parking Lot Operation	Towne Park
112)	Waste/Recycling Disposal	Republic Services
113)	Window Washing
114)	Agency 360 Market Database	TravelCLICK
115)	Call Center Service and Operation	Thing5 LLC
116)	Central Reservation System (CRS)
117)	Channel management tools (EZYield)
118)	Corporate Business Travel Agreements
119)	Demand 360 Data Feed Agreement	TravelCLICK

120)	Demand 360 Revenue Management Tool
121)	GDS Advertising/Preferred Placement	TravelCLICK
122)	Online Travel Agents
123)	Rate shopping Tool (Rate 360, Rate Tiger, etc.)
124)	STAR Reporting
125)	Group RFP Referrals	Cvent
126)	Group Sales Contracts
127)	Outside Sales Representatives	ConferenceDirect
128)	Reader Board Service (Readers & Insight)	The Knowland Group
129)	Request-For-Pricing Software	Cendyn
130)	Sales Force Automation/Sales Management	New Market/Delphi
131)	Search Engine advertising
132)	Other: Grease Traps	Grease Masters
133)	Other: Backflow Certifications	Certified Backflow Prevention
134)	Other: Local Advertising
135)	Other: Local Advertising	St. Louis Bride
136)	Other: Local Advertising	Sauce Magazine
137)	Other: Local Advertising	Mywedding
138)	Other: National Advertising	MO Meetings & Events
139)	Other: Local Advertising	Ladue News
140)	Other: National Advertising	Connect
141)	Other: Local Advertising	ALIVE
142)	Other: Local Advertising	Town & Style
143)	Other: National Advertising	NorthStar Media
144)	Other: Water Softener	H2Only
145)	Other: Emergency Generators
146)	Other	Cintas
147)	Other
148)	Other
149)	Other
150)	Other	Lodging Interactive
151)	Other	MRI
152)	Other	National Telephone Planning
153)	Other	Newmarket International
154)	Other	CMA (Condominium Management Agreement)
155)	Other

156)	Other	Windstream
157)	Other
158)	Other
159)	Other
160)	Other	Direct TV
161)	Other	Faitriptease, Inc.
164)	Other	AVEDA
165)	Other
166)	Other	Iron Mountain
167)	Other: Memberships and Subscriptions	Starcite
168)	Other: Memberships and Subscriptions	St. Louis CVC
169)	Other
170)	Other
171)	Other
172)	Other
173)	Other: Memberships and Subscriptions	RCGA-review agreement
174)	Other: Memberships and Subscriptions	SLAHA-St. Louis Area Hotel Assn
175)	Other: Memberships and Subscriptions	World Affairs Council
176)	Other
177)	Other
178)	Other: Memberships and Subscriptions	MPI-St. Louis-Annual Due
179)	Other: Memberships and Subscriptions	MSAE-Annual Due-Jill Hefner
180)	Other: Memberships and Subscriptions	Better Business Bureau

Schedule 1.1(e)-2

EQUIPMENT LEASES

Bommarito Nissan, Inc	(Hotel Van)

RICOH USA, Inc	(Copiers)

ECOLAB	(Dishmachine – Chase Club, Sidecar)

H2Only	(Water Softeners – Preston, Chase Club, Park Plaza Basement, Starlight, Cafeteria)

Republic Services	(Trash Compactors)

Schedule 1.1(h)

LIST OF LEASES

1. Karagiannis Investment Corporation original lease dated October 12, 1999

First Amendment dated November 1, 2004

Second Amendment dated October 19, 2006

Third Amendment dated April 24, 2007

Fourth Amendment dated November 1, 2010

Fifth Amendment dated July 31, 2014 (DJ & ME, Inc as successor-in-interest to Karagiannis Investment Corporation)

2. Albach Insurance original lease dated November 21, 2015

3. The Washington University original lease dated June 1, 2015

4. James Trogolo Companies original lease dated October 15, 2013

First Amendment dated September 30, 2014

5. Fredman & Fredman, P.C. original lease dated March 10, 2000

First Amendment dated May 4, 2000

Second Amendment dated December 1, 2004

Third Amendment dated April 24, 2010

Fourth Amendment dated September 8, 2015

6. International Association of Bridge, Structural, Ornamental and Reinforcing Iron Workers original lease dated May 5, 2008

7. Cutters & Co original lease dated November 1, 2005

First Amendment dated March 1, 2008

First Amended and restated lease dated November 1, 2010

Reinstatement of and First Amendment to First Amended and restated lease dated July 1, 2016

8. Famous Five Amended and restated lease dated May 31, 2001

First Amendment to Amended and restated lease dated November 18, 2004

Second Amended and restated lease dated June 1, 2009

9. Feelings Gift Shop original lease dated March 1, 2015

10. Kanton Enterprises, Inc original lease dated September 1, 2015

Schedule 5.1(c)

LITIGATION

[To be Provided within three (3) Business days after the Effective Date]

Schedule 5.1(e)

PROPERTY VIOLATIONS

[nONE]

Exhibit A

DEED

Space Above Line Reserved For Recorder’s Use

1.	Title of Document:	Special Warranty Deed

2.	Date of Document:	__________________ ___, 2017

3.	Grantor(s):	Chase Park Plaza Hotel, LLC

4.	Grantee(s):	___________________________

5.	Statutory Mailing Address(es):	Grantor:

_____________________
_____________________
_____________________

Grantee:

_____________________
_____________________
_____________________

6.	Legal description:	See Exhibit A annexed to the document.

7.	Reference(s) to Book(s) and Page(s):	__________________________

This Instrument Prepared by and when recorded return to:

_____________________
_____________________
_____________________

SPECIAL WARRANTY DEED

THIS DEED, Made and entered into this ___ day of ________________, 2017, by and between CHASE PARK PLAZA HOTEL, LLC, a Delaware limited liability company (“Grantor”), and ________________________, a __________________________, whose mailing address is _____________________________________________ (“Grantee”).

WITNESSETH, that the said Grantor, for and in consideration of the sum of One Dollar and other valuable consideration paid by the said Grantee, the receipt of which is hereby acknowledged, does by these presents BARGAIN AND SELL, CONVEY AND CONFIRM unto the said Grantee, the following described real estate, situated in the City of St. Louis and State of Missouri (the “Real Estate”), to-wit:

The legal description for which is attached hereto as EXHIBIT A and made a part hereof.

TOGETHER with all and singular the buildings and improvements, hereditaments and appurtenances, whatsoever unto the hereby granted premises belonging, or in anywise appertaining thereto.

Subject to any building lines, easements, conditions and restrictions of record to the extent in force and applicable to the hereby granted premises.

TO HAVE AND TO HOLD the same, together with all rights and appurtenances to the same belonging, unto the said Grantee, and its successors and assigns forever.

The said Grantor hereby covenanting that said party and the heirs, executors, administrators, successors and assigns of such party, shall and will WARRANT AND DEFEND the title to the Real Estate unto the said Grantee, and to the successors, heirs and assigns of such party forever, against the lawful claims of all persons claiming by, through or under the Grantor but none other, excepting, however, the general taxes for the calendar year 2017 and thereafter, and special taxes becoming a lien after the date of this deed.

IN WITNESS WHEREOF, the parties have executed this Special Warranty Deed the day and year first above written.

GRANTOR:

CHASE PARK PLAZA HOTEL, LLC
a Delaware limited liability company

By:
Name:
Title:

GRANTEE:

________________________________
a ________________________

By:
Name:
Title:

STATE OF ______________	)
) SS.
________ OF ____________	)

On this _____ day of ________________, 2017, before me appeared _____________________, to me personally known, who, being by me duly sworn did say that he/she is the _________________ of Chase Park Plaza Hotel, LLC, a Delaware limited liability company, and that said instrument was signed in behalf of said limited liability company by authority of its Members, and that as such officer, he/she executed the foregoing instrument as his/her free act and deed for and on behalf of said limited liability company.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the City/County and State aforesaid, the day and year first above written.

Notary Public

My Commission Expires:

COMMONWEALTH OF MASSACHUSETTS	)
) SS.
COUNTY OF MIDDLESEX	)

On this _____ day of ________________, 2017, before me appeared _____________________, to me personally known, who, being by me duly sworn did say that he is the _________________ of ________________________, a Maryland real estate investment trust, and that said instrument was signed in behalf of said real estate investment trust by authority of its Board of Trustees, and that as such officer, he executed the foregoing instrument as his free act and deed for and on behalf of said real estate investment trust.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

Notary Public

My Commission Expires:

EXHIBIT A

Legal Description

The land referred to herein is situated in the City of St. Louis, State of Missouri, and described as follows:

A-1

Exhibit B

BILL OF SALE

__________, 2017

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CHASE PARK PLAZA HOTEL, LLC, a Delaware limited liability company, and CPPH, LLC, a Delaware limited liability company, as sellers (jointly and severally, “Seller”) in connection with the sale of certain real property including the Chase Park Plaza Hotel located in St. Louis, Missouri, which is more particularly described in that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of March __, 2017, by and between Seller and Hospitality Properties Trust (the “Purchase Agreement”), hereby grants, assigns, transfers, conveys and delivers to __________________, a ___________________ (“Buyer”), without recourse and without representation or warranty of any kind (except to the extent expressly provided below or in the Purchase Agreement), all of Seller’s right, title and interest in and to the “Personal Property” and “Consumable Inventory”, as such terms are defined in the Purchase Agreement.

SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERSONAL PROPERTY OR THE CONSUMABLE INVENTORY, EXCEPT TO THE EXTENT SET FORTH IN THE PURCHASE AGREEMENT.

This Bill of Sale shall be governed by the laws of the State of Missouri.

[signature page follows]

B-1

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the date first written above.

SELLER:

CHASE PARK PLAZA HOTEL, LLC,
a Delaware limited liability company

By:
Name:
Title:

CPPH, LLC,
a Delaware limited liability company

By:
Name:
Title:

B-2

Exhibit C

ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS,
BOOKINGS AND INTANGIBLES

THIS ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS, BOOKINGS AND INTANGIBLES (this “Assignment”) is made as of _______________________, 2017 (the “Effective Date”), by and between CHASE PARK PLAZA HOTEL, LLC, a Delaware limited liability company, and CPPH, LLC, a Delaware limited liability company, as sellers (jointly and severally, “Seller”), and                        ,    a ________________________ (“Buyer”).

RECITALS

A.           Seller and Buyer (as successor by assignment from Hospitality Properties Trust) are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of March __, 2017 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell and Buyer has agreed to purchase certain real property including the Chase Park Plaza Hotel in St. Louis Missouri, as further described and on the terms and conditions stated in the Purchase Agreement. All terms not otherwise defined herein shall have the meaning assigned to them in the Purchase Agreement.

B.           Pursuant to the Purchase Agreement, Seller has agreed to assign to Buyer all of Seller’s right, title and interest to (a) the Service Contracts, (b) the Bookings and (c) the Intangibles.

NOW, THEREFORE, Seller and Buyer agree as follows:

1.          Assignment. Seller hereby sells, assigns, transfers and conveys to Buyer, without recourse and without representation or warranty (except to the extent expressly provided in the Purchase Agreement), all of Seller’s right, title and interest in and to (a) the Service Contracts, (b) the Bookings and (c) the Intangibles.

2.          Assumption. Buyer hereby assumes the benefits of Seller and assumes and agrees to be bound by all of the covenants, obligations, liabilities and burdens of Seller under or in connection with (a) the Service Contracts, (b) the Bookings and (c) the Intangibles that first arise or accrue from and after the Effective Date. Seller acknowledges and agrees that, except as otherwise expressly set forth in the Purchase Agreement, Seller is retaining all of the obligations, liabilities and burdens of Seller under or in connection with (a) the Service Contracts, (b) the Bookings and (c) the Intangibles that first arise or accrue prior to the Effective Date.

3.          Successors. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

4.          Governing Law. This Assignment shall be governed by the laws of the State of Missouri.

C-1

5.          Attorneys’ Fees. If any action or proceeding is commenced by either party to enforce their rights under this Assignment or to collect damages as a result of the breach of any of the provisions of this Assignment, the prevailing party in such action or proceeding, including, without limitation, any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs actually incurred, in addition to any other relief awarded by the court.

6.          Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

[INSERT TRUSTEE LANGUAGE, IF APPLICABLE.]

[signature page follows]

C-2

IN WITNESS WHEREOF, Seller and Buyer have executed this Assignment as of the Effective Date.

SELLER:

CHASE PARK PLAZA HOTEL, LLC,
a Delaware limited liability company

By:
Name:
Title:

CPPH, LLC,
a Delaware limited liability company

By:
Name:
Title:

BUYER:

________________________________,
a ______________________________

By:
Name:
Title:

C-3

Exhibit D

ASSIGNMENT AND ASSUMPTION OF LEASES

This ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”) is made as of ______________________________, 2017 (the “Effective Date”), by and between CHASE PARK PLAZA HOTEL, LLC, a Delaware limited liability company, and CPPH, LLC, a Delaware limited liability company, as sellers (jointly and severally, “Seller”), and ___________________, a ___________________ (“Buyer”).

RECITALS

A.           Seller and Buyer (as successor by assignment for Hospitality Properties Trust) have entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of March __, 2017 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell and Buyer has agreed to purchase certain real property included the Chase Park Plaza Hotel in St. Louis, Missouri, as further described and upon the terms and conditions stated in the Purchase Agreement. All terms not otherwise defined herein shall have the meaning assigned to them in the Purchase Agreement.

B.           Pursuant to the Purchase Agreement, Seller has agreed to assign to Buyer all of Seller’s right, title and interest to those certain leases described in Exhibit A attached hereto (collectively, the “Leases”).

NOW, THEREFORE, Seller and Buyer agree as follows:

1.          Assignment. Seller hereby sells, assigns, transfers and conveys to Buyer, without recourse and without representation or warranty (except to the extent expressly provided in the Purchase Agreement), all of their right, title and interest in and to the Leases.

2.          Assumption. Buyer hereby assumes the benefits of Seller and assumes and agrees to be bound by all of the covenants, obligations, liabilities, and burdens of Seller under the Leases that first arise or accrue from and after the Effective Date. Seller acknowledges and agrees that, except as otherwise expressly set forth in the Purchase Agreement, Seller is retaining all of the obligations, liabilities and burdens of Seller under the Leases that first arise or accrue prior to the Effective Date.

3.          Successors. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

4.          Governing Law. This Assignment shall be governed by the laws of the State of Missouri.

5.          Attorneys’ Fees. If any action or proceeding is commenced by a party to enforce their rights under this Assignment or to collect damages as a result of the breach of any of the provisions of this Assignment, the prevailing party in such action or proceeding, including, without limitation, any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs actually incurred, in addition to any other relief awarded by the court.

D-1

6.          Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

[INSERT TRUSTEE LANGUAGE, IF APPLICABLE.]

[signature page follows]

D-2

IN WITNESS WHEREOF, Buyer and Seller have executed this Assignment as of the Effective Date.

SELLER:

CHASE PARK PLAZA HOTEL, LLC,
a Delaware limited liability company

By:
Name:
Title:

CPPH, LLC,
a Delaware limited liability company

By:
Name:
Title:

BUYER:

________________________________,
a ______________________________

By:
Name:
Title:

D-3

Exhibit A to Assignment and Assumption of Leases

List of Leases

Exhibit E

FIRPTA CERTIFICATE

CERTIFICATIONS OF NON-FOREIGN STATUS

To inform __________________________, a _________________ (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), will not be required upon the transfer of certain real property located in St. Louis, Missouri, by CHASE PARK PLAZA HOTEL, LLC, a Delaware limited liability company (“Transferor”), Transferor hereby certifies to Transferee:

1.          Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2.          Transferor is not a disregarded entity as defined in §1.1445-2(b)(2)(iii) of the Income Tax Regulations;

3.          Transferor’s U.S. tax identification number is __________________; and

4.          Transferor’s office address is c/o ___________________________________.

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury the undersigned declare that they have examined this Certification and to the best of their knowledge and belief it is true, correct and complete, and they further declare that they have authority to sign this Certification on behalf of Transferor.

CHASE PARK PLAZA HOTEL, LLC,
a Delaware limited liability company

By:
Name:
Title:

E-1

Exhibit F

OWNER’S CERTIFICATE

[SUBJECT TO TITLE COMPANY REVIEW]

TITLE POLICY NO.:	________________________

PROPERTY:	________________________

STATE:	Missouri

CITY:	St. Louis

CHASE PARK PLAZA HOTEL, LLC, a Delaware limited liability company (“Seller”), hereby certifies to __________________________ (the “Company”) that the following statements are true and correct as of this ________ day of __________________, 2017 (the “Effective Date”):

1.          To the best of Seller’s knowledge, (i) there are no parties in possession, unrecorded leases or occupancy agreements affecting the Property, except as shown on the rent roll attached hereto as Exhibit A, and (ii) there are no options to purchase or rights of first refusal contained in the respective leases or occupancy agreements affecting the fee interest in the Property. For the avoidance of doubt, the undersigned is in no event certifying as to any rights of first refusal or offer for a tenant under its lease agreement to occupy or lease any other space at the Property.

2.          Within the last 90 days, Seller: (i) has not made, ordered or contracted to be made to the Property any construction, repairs, alterations or improvements which have not been paid for; and (ii) has not ordered any materials for the Property which have not been paid for.

3.          No proceeding in bankruptcy has been instituted by or, to the best of Seller’s knowledge, against Seller.

This Owner’s Certificate is made for the purpose of aiding the Company in determining the insurability of title to the Property, and to induce said Company to issue an owner’s title policy to _______________________, a _________________ (“Buyer”), in connection with Buyer’s acquisition of the Property from Seller, and Seller certifies that the foregoing statements are true and correct to the best of Seller’s knowledge. As used herein, “to the best of Seller’s knowledge” shall mean the actual knowledge of _____________________, as of the date hereof (provided that, in no event shall such person have any personal liability arising under this affidavit), and shall expressly exclude the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or any of its affiliates.

[Signature(s) follow]

F-1

IN WITNESS WHEREOF, the undersigned has executed this Owner’s Certificate as of the Effective Date.

CHASE PARK PLAZA HOTEL, LLC,
a Delaware limited liability company

By:
Name:
Title:

F-2

EXHIBIT “A” OF OWNER’S CERTIFICATE

F-3